                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           NORTH LILY MINING COMPANY
               (Name of Registrant as Specified in its Charter)

                                Not Applicable
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1)   Title of each class of securities to which transaction applies:
          ______________________________________________________________________
     2)   Aggregate number of securities to which transaction applies:
          ______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________
     4)   Proposed maximum aggregate value of transaction:
          ______________________________________________________________________
     5)   Total fee paid:
          ______________________________________________________________________
[x]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
          ______________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:
          ______________________________________________________________________
     3)   Filing Party:
          ______________________________________________________________________
     4)   Date Filed:
          ______________________________________________________________________

                           NORTH LILY MINING COMPANY

________________________________________________________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 25, 1996
________________________________________________________________________________


     The Annual Meeting of the Shareholders of North Lily Mining Company (the "Company") will be held on October 25, 1996, at 10:00 A.M. (local time) at the Colorado National Bank, 5th Floor, 918 - 17th Street, Denver, Colorado, for the following purposes:

     (1) To elect four members of the Board of Directors to hold office until the next annual meeting of shareholders, or until their successors are duly elected and qualify;

     (2) To consider and act upon a Plan of Recapitalization to reverse split the outstanding Common Stock by changing each 10 issued and outstanding shares into one issued and outstanding share of Common Stock;

     (3)  To authorize the acquisition of Tamarine Ventures Ltd.;

     (4)  To approve and adopt the Company's 1996 Stock Option Plan;

     (5)  To approve and adopt the Company's 1996 Restricted Stock Plan;

     (6) To amend the Company's Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock; and

     (7) To transact such other business as properly may come before the meeting.

     Only shareholders of record at the close of business on August 30, 1996 will be entitled to vote at the meeting. The transfer books of the Company will not be closed.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. PLEASE INDICATE ON THE ENCLOSED PROXY WHETHER YOU PLAN TO ATTEND THE MEETING. IN ANY EVENT, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO INSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY VOTE IN PERSON IF YOU ATTEND THE MEETING EVEN THOUGH YOU HAVE EXECUTED AND RETURNED A PROXY.

                                   By order of the Board of Directors:

                                   W. Gene Webb, Secretary

Denver, Colorado
September 18, 1996

                           NORTH LILY MINING COMPANY
                         1800 Glenarm Place, Suite 210
                            Denver, Colorado 80202
                                (303) 294-0427

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held October 25, 1996


                                  INTRODUCTION

     The Proxy enclosed with this Proxy Statement will be first sent or given to shareholders on or about September 20, 1996, in connection with the solicitation by the directors of North Lily Mining Company (the "Company") of Proxies to be used at an Annual Meeting of Shareholders to be held at 10:00 a.m. (local time), October 25, 1996 at the Colorado National Bank, 5th Floor, 918 - 17th Street, Denver, Colorado (the "Annual Meeting").

PERSONS MAKING THE SOLICITATION

     The Proxy is solicited on behalf of the directors of the Company. The original solicitation will be by mail. Following the original solicitation, management expects that certain individual shareholders will be further solicited through telephonic or other oral communications from management. Management may use specially engaged employees or paid solicitors for such solicitation. Management intends to solicit Proxies which are held of record by brokers, dealers, banks, or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold the shares. All solicitation expenses will be borne by the Company.

TERMS OF THE PROXY

     The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides a box corresponding to each such matter. By appropriately marking each box, a shareholder may specify whether to confer to or to withhold from management the authority to vote the shares represented by the Proxy. The Proxy also confers upon management discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

     If the Proxy is executed properly and is received by management prior to the Annual Meeting, the shares represented by the Proxy will be voted. Where a shareholder specifies a choice with respect to the matter to be acted upon, the shares will be voted in accordance with such specification. Any Proxy which is executed in such a manner as not to withhold authority shall be deemed to confer such authority.

     A Proxy may be revoked at any time prior to its exercise by (1) so notifying the Company in writing, (2) filing with the Company a duly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING SECURITIES

     The securities entitled to vote at the Annual Meeting consist of all of the issued and outstanding shares of the Company's $.10 par value common stock (the "Common Stock"). The close of business on August 30, 1996, has been fixed by the Board of Directors of the Company as the record date. Only shareholders of record as of the record date may vote at the Annual Meeting. As of the record date, there were 29,907,403 shares of Common Stock issued and outstanding.

VOTING RIGHTS AND REQUIREMENTS

     Each shareholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date.

     QUORUM AND VOTES REQUIRED FOR APPROVAL. The presence at the Annual Meeting of the holders of an amount of shares of each class of stock entitled to vote at the meeting, representing the right to vote shares of Common Stock of not less than one-third of the number of shares of Common Stock outstanding as of the record date will constitute a quorum for transacting business. Directors will be elected by plurality vote. The affirmative vote of the majority of outstanding shares is necessary to amend the Articles of Incorporation. The affirmative vote of the majority of shares represented at the meeting and entitled to vote thereat is necessary to approve the Plan of Recapitalization, to approve the Agreement and Plan of Share Exchange with Tamarine Ventures Ltd., to adopt the 1996 Stock Option Plan, to adopt the 1996 Restricted Stock Plan, and to approve all other matters that may come before the Annual Meeting.

     PRINCIPAL SECURITY HOLDERS. The following table sets forth information, as of the record date, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, and by directors, nominees, and officers of the Company, and by officers and directors as a group.


                                          AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)       PERCENT OF CLASS (2)
CEDE & Co.                                    16,669,589                      55.74%
Box 20
Bowling Green Station
New York, NY 10004

Philadep & Co                                  4,518,666                      15.11%
1900 Market Street
2nd Floor
Philadelphia, PA 19103

Stephen E. Flechner                              880,000 (3)                   2.86%
W. Gene Webb                                     850,000 (3)                   2.76%
Theodore E. Loud                                  70,000                       0.23%
Nick DeMare                                       57,300 (4)                   0.19%
John R. Twohig                                      -0-                          --
All officers and directors as
a group (5 persons)                            1,857,300 (5)                    5.87%

_______________

(1) Information with respect to beneficial ownership is based upon information furnished by each shareholder contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the shares shown.

(2) Based on 29,907,403 shares outstanding. Where the persons listed on this table have the right to obtain additional shares of Common Stock within 60 days from August 30, 1996, these additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3) Includes 850,000 shares of Common Stock issuable upon exercise of presently exercisable options.

(4) Includes 50,000 shares of Common Stock issuable upon exercise of presently exercisable options.

(6) Includes 1,750,000 shares of Common Stock issuable upon exercise of presently exercisable options.

CHANGES IN CONTROL

     No arrangements are known to the Company, including any pledge by any person of securities of the Company, the operation of which may, at a subsequent date, result in a further change in control of the Company.


                           MATTERS TO BE ACTED UPON

                      PROPOSAL 1:  ELECTION OF DIRECTORS

     The directors of the Company are elected to serve until the next annual shareholders' meeting or until their respective successors are elected and qualify. Officers of the Company hold office until the meeting of the Board of Directors immediately following the next annual shareholders' meeting or until removal by the Board of Directors. Interim replacements for resigning directors and officers are appointed by the Board of Directors.

     The names of the nominees for directors and certain information about them are set forth below:

NAME                         AGE     POSITION WITH THE  COMPANY      BUSINESS EXPERIENCE
- -----------------------------------------------------------------------------------------------------------------------------------
Stephen E. Flechner          53      President and Chief             May 1994 to present - President of the
                                     Executive Officer               and Director Company; 1979 to 1993 -
                                                                     Vice President, General Counsel & Secretary,
                                                                     Gold Fields Mining Corp., Denver,
                                                                     Colorado; April 1993 to present - President of
                                                                     Akiko Gold Resources Ltd., Vancouver, British Columbia
- -----------------------------------------------------------------------------------------------------------------------------------
W. Gene Webb                 57      Executive Vice President,       May 1994 to present - officer and director of
                                     Corporate Secretary and         the Company; September 1989 to March 1994 -
                                     Director                        President and director of Canadian Industrial
                                                                     Minerals Corp., Denver, Colorado; May 1989 to
                                                                     present - officer and director of Tellis Gold
                                                                     Mining Company, Vancouver, British Columbia;
                                                                     March 1990 to June 1994 - President and director of
                                                                     Jerez Investment Corp., Denver, Colorado; September 1978
                                                                     to present - President and director of Ferret Exploration
                                                                     Company, Inc., Denver, Colorado
- ------------------------------------------------------------------------------------------------------------------------------------

NAME                         AGE     POSITION WITH THE COMPANY       BUSINESS EXPERIENCE
- -----------------------------------------------------------------------------------------------------------------------------------
John R. Twohig               43      Vice President -                January 1994 to present - Chairman and Chief Executive Officer
                                     Corporate                       of Tamarine Ventures Ltd., Vancouver, British Columbia;
                                     Development and                 January 1990 senior marine consultant for international
                                     Director                        clients, Vancouver, British Columbia
- -----------------------------------------------------------------------------------------------------------------------------------
Theodore E. Loud             60      Director                        1986 to present -President of TEL Advisors Inc. of Virginia,
                                                                     Charlottesville, Virginia, a registered investment adviser and corporate financial consulting company
- -----------------------------------------------------------------------------------------------------------------------------------

     The following table sets forth, as of the date of this Proxy Statement, the names and ages of the Company's executive officers, including all positions and offices held by each such person. These officers are elected to hold office for one year or until their respective successors are duly elected and qualified:

NAME                         AGE     POSITION WITH THE COMPANY       BUSINESS EXPERIENCE
- -----------------------------------------------------------------------------------------------------------------------------------
Stephen E. Flechner          53      President and Chief             See table above.
                                     Executive Officer
                                     and Director
- -----------------------------------------------------------------------------------------------------------------------------------
W. Gene Webb                 57      Executive Vice                  See table above.
                                     President,
                                     Corporate Secretary
                                     and Director
- -----------------------------------------------------------------------------------------------------------------------------------
Nick DeMare                  40      Treasurer                       Chartered Accountant. May 1991 to present -President, Chase
                                                                     Management Ltd., Vancouver, British Columbia; February 1986 to
                                                                     April 1991 - Vice President and Chief Financial Officer, Ingot
                                                                     Management Ltd., Vancouver, British Columbia. Mr. DeMare is a
                                                                     director and/or officer of several publicly-traded Canadian companies.
- ------------------------------------------------------------------------------------------------------------------------------------
John R. Twohig               43      Vice President -                See table above
                                     Corporate
                                     Development and
                                     Director
- ------------------------------------------------------------------------------------------------------------------------------------

     Except as otherwise indicated below, no organization by which any officer or director previously has been employed is an affiliate, parent, or subsidiary of the Company.

     The Company does not have any standing audit, nominating, or compensation committees of the Board of Directors.

     Messrs. Flechner and Webb have been directors since May 1994. They took action seven times by unanimous written consent during the 1995 fiscal year. Each director participated in the written consents that occurred during the period he was a director. Messrs. Twohig and Loud became directors in March 1996. There have been no official meetings of the board of directors since August 20, 1992.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     During the fiscal year ended December 31, 1995, there were no known failures to file on a timely basis Forms 3, 4, and/or 5 with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form the compensation received during each of the Company's last three completed fiscal years by the Chief Executive Officer of the Company and by each other executive officer of the Company whose total salary and bonus exceeded $100,000 in the Company's fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                          ------------------------------------------
                                   ANNUAL COMPENSATION                             AWARDS                    PAYOUTS
                                 -----------------------------------------------------------------------------------
NAME AND                                                   OTHER            RESTRICTED         OPTIONS/       LTIP       ALL OTHER
PRINCIPAL                                                  ANNUAL             STOCK              SARS       PAYOUTS    COMPENSATION
POSITION                   YEAR      SALARY       BONUS   COMPENSATION ($)   AWARD(S) ($)         (#)          ($)           ($)
- -----------------------------------------------------------------------------------------------------------------------------------
Stephen E. Flechner,       1995    $110,000/1/    -0-         -0-              -0-               -0-          -0-             -0-
President and Chief        1994    $82,500/2/     -0-         -0-              -0-             850,000        -0-             -0-
Executive Officer/2/       1993       -0-         -0-         -0-              -0-               -0-          -0-             -0-
- -----------------------------------------------------------------------------------------------------------------------------------
W. Gene Webb, Executive    1995    $110,000/1/    -0-         -0-              -0-               -0-          -0-             -0-
Vice President and         1994     $82,500/2/    -0-         -0-              -0-            850,000         -0-             -0-
Corporate Secretary        1993        -0-        -0-         -0-              -0-               -0-          -0-             -0-
- ------------------------------------------------------------------------------------------------------------------------------------
William E. Grafham,        1995        -0-        -0-         -0-              -0-               -0-          -0-             -0-
former Chairman of         1994        -0-        -0-         -0-              -0-            120,000         -0-             -0-
the Board, President       1993        -0-        -0-         -0-              -0-               -0-          -0-             -0-
and Chief Executive
Officer/3//4/
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                        LONG TERM COMPENSATION
                                                                           ------------------------------------------
                                            ANNUAL COMPENSATION                   AWARDS                  PAYOUTS
                                   ----------------------------------------------------------------------------------
NAME AND                                                  OTHER             RESTRICTED         OPTION/    LTIP            ALL
PRINCIPAL                                                 ANNUAL             STOCK              SARs     PAYOUTS         OTHER
POSITION                   YEAR      SALARY     BONUS   COMPENSARION ($)    AWARD(S) ($)        (#)       ($)         COMPENSATION
- ------------------------------------------------------------------------------------------------------------------------------------
Anton R. Hendriksz,        1995        -0-       -0-         -0-              -0-               -0-          -0-             -0-
former Chairman of         1994        -0-       -0-         -0-              -0-               -0-          -0-             -0-
the Board                  1993     $132,505     -0-         -0-              -0-               -0-          -0-          $ 62,500
- -----------------------------------------------------------------------------------------------------------------------------------
Thomas L. Crom, former     1995        -0-       -0-         -0-              -0-               -0-          -0-              -0-
President, Chief           1994        -0-       -0-         -0-              -0-               -0-          -0-              -0-
Executive Officer &        1993     $ 89,772     -0-         -0-              -0-               -0-          -0-          $ 50,000
Treasurer /4/
- -----------------------------------------------------------------------------------------------------------------------------------
George A. Holcomb, former  1995        -0-       -0-         -0-              -0-               -0-          -0-              -0-
Vice President of          1994        -0-       -0-         -0-              -0-               -0-          -0-         $20,834/5/
Operations                 1993      126,250     -0-         -0-              -0-               -0-          -0-              -0-

______________

(1) Unpaid as at December 31, 1995. In addition, Messrs. Flechner and Webb have each agreed to defer a portion of their salaries. See "Certain Transactions" below.


(2) Unpaid as at December 31, 1994. Messrs. Flechner and Webb have each agreed to accept shares of Common Stock of the Company in settlement of these unpaid salaries. See also "Certain Transactions" below.

(3) Mr. Grafham resigned as an officer of the Company as of May 17, 1994. On that date, Mr. Flechner became the Chief Executive Officer of the Company.

(4) Mr. Crom resigned as of October 25, 1993. On that date, Mr. Grafham became the Chief Executive Officer of the Company.

(5)  Vacation pay paid to Mr. Holcomb.

     Employment agreements with the Company's executive officers are described below in "Employment Agreements."

     The Company does not pay non-officer directors for their services as such nor does it pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

STOCK OPTION PLANS

     The Company adopted an Incentive Stock Option Plan (the "Plan") in 1984 under which a total of 2,500,000 shares were available for grant to provide incentive compensation to officers and key employees of the Company.

     The Plan was administered by the Board of Directors. Options could be granted for up to 10 years at not less than the fair market value at the time of grant except that the term could not exceed five years and the price had to be 110% of fair market value for any person who at the time of grant held more than 10% of the total voting power of the Company. Unless otherwise specified by the Board of Directors, options were exercisable as they vested at a rate of 2.77% per month, and terminated ten years after the date of grant. The Plan expired October 31, 1994.

     Options may be exercised by payment of the option price (I) in cash, (ii) by tender of shares of Common Stock of the Company and which have a fair market value equal to the option price, or (iii) by such other consideration as the Board of Directors may approve at the time the option is granted.

     At December 31, 1995, options to purchase 1,972,500 shares at $0.20 were outstanding under the Plan.

     There were no individual grants of stock options or freestanding stock appreciation rights made during the fiscal year ended December 31, 1995.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                              NUMBER OF SECURITIES
                                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS/SARS AT FISCAL YEAR    IN-THE-MONEY OPTIONS/SARS
                                                                                    END (#)                AT FISCAL YEAR END ($)
- -----------------------------------------------------------------------------------------------------------------------------------

                               SHARES ACQUIRED ON                                 EXERCISABLE/                  EXERCISABLE/
NAME                              EXERCISE (#)        VALUE REALIZED ($)         UNEXERCISABLE                 UNEXERCISABLE
- ------------------------------------------------------------------------------------------------------------------------------------

Stephen E. Flechner                  -0-                   -0-                      850,000/0                         0/0
- ------------------------------------------------------------------------------------------------------------------------------------

W. Gene Webb                         -0-                   -0-                      850,000/0                         0/0
- ------------------------------------------------------------------------------------------------------------------------------------

     The Company has no other long-term incentive plans.

     There are no arrangements pursuant to which directors of the Company are compensated in their capacities as such.

EMPLOYMENT AGREEMENTS

     Effective May 16, 1994, Messrs. Flechner and Webb entered into employment agreements with the Company. The agreements provide for compensation consisting of annual salary of $120,000; benefits which shall include health and disability insurance, key-man life insurance, and retirement plan; an annual cash bonus, 50% of which may be taken in the Company's common stock at the election of Messrs. Flechner and Webb; and equity grants pursuant to the Company's incentive stock option plan and restricted stock plan. The term of the employment agreements is five years.

                         TOTAL RETURN TO STOCKHOLDERS
                (ASSUMES $100 INVESTMENT ON DECEMBER 31, 1990)


                       [PERFORMANCE GRAPH APPEARS HERE]


- ------------------------------------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
                           12/31/90      12/31/91       12/31/92     12/31/93       12/30/94       12/29/95
- ------------------------------------------------------------------------------------------------------------
North Lily Mining Co.      $ 100.00      $  78.57       $  64.29     $  42.86       $  14.29       $    7.14
- ------------------------------------------------------------------------------------------------------------
S&P 500 Gold               $ 100.00      $  81.24       $  75.88     $ 138.70       $ 112.14       $  126.15
- ------------------------------------------------------------------------------------------------------------
Nasdaq Composite (US)      $ 100.00      $ 160.84       $ 187.19     $ 214.88       $ 210.05       $  296.81
- ------------------------------------------------------------------------------------------------------------

S&P 500 Gold data provided by Bloomberg Financial Markets

CERTAIN TRANSACTIONS

     During 1994, the Company was charged management, consulting, and office administration fees of $183,786 by private companies owned or controlled by William E. Grafham, a former officer and director of the Company. In addition, during 1994 these companies made disbursements on behalf of the Company. As of December 31, 1994, $265,000, which included an outstanding balance of $82,167 as of December 31, 1993, remained unpaid. As indicated in the table below, the indebtedness of $265,000 was paid in 1995 with the issuance of 883,334 shares of the Company's Common Stock.

     During 1994 and 1995, , the Company was charged management, consulting, and office administration fees of $65,264 (Cdn.$91,488) and $51,194 (Cdn.$70,400), respectively, by private companies owned by Nick DeMare, an officer of the Company. As of December 31, 1994, $68,448 (Cdn. $95,860), including amounts unpaid from December 31, 1993, remained unpaid. As indicated in the table below, indebtedness of $50,000 was paid in 1995 with the issuance of 166,667 shares of the Company's Common Stock. As of December 31, 1995, $31,079 remained unpaid.

     In order to reduce its cash requirements during 1995, the Company negotiated with certain current and former directors and officers, related companies, and creditors to settle $354,250 of indebtedness and unpaid amounts through the issuance of Common Stock at an ascribed price of $0.30 per share to the following parties:

- ---------------------------------------------------------------------------------------------------
                            Indebtedness to be         Ascribed Price         Number of
Creditor                    Settled by Shares            per Share              Shares
- ---------------------------------------------------------------------------------------------------
W.G. Ltd./1/                $265,000                   $0.30                  883,334
- ---------------------------------------------------------------------------------------------------
DNG Capital Corp./2/        $ 50,000                   $0.30                  166,667
- ---------------------------------------------------------------------------------------------------
Others                      $ 39,250                   $0.30                  130,834
- ---------------------------------------------------------------------------------------------------
Total                       $354,250                                        1,180,835
- ---------------------------------------------------------------------------------------------------

/1/ A private company owned by William E. Grafham

/2/ A private company owned by Nick DeMare.

All of the shares were issued in 1995.

     During 1993, Mr. Anton R. Hendriksz and Mr. Thomas L. Crom, then Chairman of the Board and President of the Company, respectively, agreed to terminate their existing employment agreements with the Company and to provide consulting services to International Mahogany Corp. ("Mahogany") and the Company for a 24-month period in consideration for cash payments of $125,000 and $100,000, respectively, and quarterly cash payments of $12,500 each over a 24-month period. The termination and consulting payments were to be shared equally by Mahogany and the Company. Subsequent to an initial payment in 1993 of $31,250 to Mr. Hendriksz and $25,000 to Mr. Crom (being the Company's share of one-half of their termination payments), the Company and Mahogany have not made further payments to Messrs. Hendriksz and Crom. However, the Company has included $156,250 (being the Company's share of the termination and consulting obligations) as due to former officers and directors.

     The Agreement also outlined that Company stock purchase options held by Messrs. Hendriksz and Crom would, subject to regulatory approval, be extended for a two-year period and that the exercise price would be adjusted to then current market levels and be allowed to be granted to Canadian companies owned by Messrs. Hendriksz and Crom. These stock purchase options have not been amended.

     Pursuant to a Settlement Agreement dated June 20, 1995, assignees of Messrs. Hendriksz and Crom agreed to accept 150,000 and 125,000 shares of the Company's Common Stock, respectively, in full settlement of all claims against the Company.

     On August 25, 1995, Turks Ltd., a private company of which W. Gene Webb is a director, borrowed $74,532 (Cdn.$100,000) and in turn loaned the money to the Company. The Company pledged 90,000 shares of Baja Gold Inc. stock as collateral to secure the loan. The loan was due November 30, 1995 and interest was charged at the rate of 8.875% per annum. Neither Turks Ltd. nor Mr. Webb received any compensation from this transaction.

     On October 3, 1995, the Turks, Ltd. loan principal described above was repaid with proceeds from a loan made to the Company by a non-affiliated third party. The loan was in the amount of $97,167 (Cdn.$130,000), was originally due December 31, 1995, and accrued interest at the rate of 8% per annum. The Company pledged 90,000 shares of Baja Gold Inc. Stock as collateral to secure the loan. The loan was extended to January 31, 1996 and paid as of that date.

     During 1994, the Company recorded $165,000 as due to officers relating to unpaid salaries to Messrs. Flechner and Webb. The officers originally agreed not to demand payment of this amount until January 2, 1996, at which time the indebtedness was to be either settled with cash, if available, or the issuance of shares of the Company, at an ascribed price of $0.30 per share. The amount remained outstanding at December 31, 1995. In addition, effective January 1, 1995, the officers agreed to reduce their salary compensation by 10% (the "1995 Compensation") and further agreed to receive only a 75% portion of the 1995 Compensation in cash and the remaining 25% portion as deferred compensation.
The cash portion will be paid only upon the Company completing a financing and the deferred compensation will be paid only in the event that the Company generates operating cash flow or completes a major financing. The deferred compensation may be either settled with cash or the issuance of the Company's Common Stock, at a predetermined price per share, at the officer's election. During 1995, the Company recorded $220,000 of the 1995 Compensation as accounts payable. As at December 31, 1995, a total of $385,000 was due to Messrs. Flechner and Webb, who have agreed not to demand payment of amounts owed to them until January 2, 1997.


RECOMMENDATION AND VOTE REQUIRED


     The Board recommends that the shareholders vote "FOR" its nominees:
Messrs. Flechner, Loud, Twohig, and Webb. Directors will be elected by plurality vote. Should the Company not consummate the proposed acquisition of Tamarine Ventures Ltd., Mr. Twohig has agreed to resign from all officer and director positions with the Company. See "Voting Securities and Principal Holders Thereof" above.


             PROPOSAL 2:  AUTHORIZATION TO IMPLEMENT REVERSE SPLIT


     The Board of Directors has proposed, subject to shareholder approval, to effect a 1-for-10 reverse stock split whereby every ten (10) shares of the Company's currently outstanding shares of Common Stock will be exchanged for one share of Common Stock. There are presently 29,907,403 shares outstanding, and the reverse split would reduce this number to approximately 2,990,740 shares. The reverse split will not alter the number of shares of Common Stock authorized for issuance, which will remain at 30,000,000 shares.

REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

     In addition to the reverse stock split being a condition precedent to the consummation of the Share Exchange with Tamarine (see Proposal 3 below), management of the Company is proposing the reverse stock split for the following reasons: management believes a reverse stock split will (1) reduce the number of outstanding shares of Common Stock and thereby make available shares of Common Stock with which to acquire assets into the Company; and (2) help raise the trading price of the Company's Common Stock. In discussions by the Company's executive officers with members of the brokerage and banking industries, the Company has been advised that the brokerage firms might be more willing to evaluate the Company's securities as a possible investment opportunity for their clients and may be more willing to act as a market maker in the Company's securities if the price range for the Company's Common Stock were higher. Management believes that additional interest by the investment community in the Company's stock, of which there can be no assurance, is desirable.

     Management of the Company also believes that existing low trading prices of the Company's Common Stock may have an adverse impact upon the current level of the trading market for the Common Stock. In particular, brokerage firms often charge higher commissions for transactions involving low-priced stocks than they would for the same dollar amount of securities with a higher per share price. Some brokerage firms will not recommend purchases of low-priced stocks to their clients or make a market in such stock, which tendencies may adversely affect the liquidity for current shareholders and the Company's ability to obtain additional equity financing.

EFFECTS OF APPROVAL OF THE REVERSE STOCK SPLIT

     Theoretically, the market price of the Company's Common Stock should increase approximately 10-fold following the proposed reverse stock split. It is hoped that this will result in a price level which will overcome the reluctance, policies, and practices of broker-dealers described above and increase interest in the Company's Common Stock by investors. Shareholders should note that the effect of the reverse stock split upon the market price for the Company's Common Stock cannot be accurately predicted. Further, there can be no assurance that the per share market price of the post-split Common Stock will trade at a price 10 times the price of the pre-split Common Stock or, if it does, that the price can be maintained at that level for any period of time.

     On July 29, 1996, the closing bid and asked prices of the Company's Common Stock were $.187 and $.156 per share, respectively, as reported by NASDAQ. The foregoing quotation reflects inter-dealer prices, without retail mark-up mark-down, or commission and may not represent actual transactions.

     Management, by implementing a reverse stock split, does not intend to "take the company private" by decreasing the number of shareholders of the Company. Management does not believe that a 1-for-10 reverse stock split would result in any shareholders being eliminated or closed out as a result of holding less than one share after the reverse stock split. Approximately 3,300 shareholders as of March 11, 1996, have a number of shares not evenly divisible by 10. As disclosed below, the Company will round up to the nearest whole share instead of issuing fractional shares resulting from the reverse stock split.

PROCEDURE FOR IMPLEMENTING THE REVERSE SPLIT

     If this proposal is adopted by the shareholders, ten (10) shares of pre-split Common Stock will be exchanged for each share of post-split Common Stock. Shares of post-split Common Stock may be obtained by surrendering certificates representing shares of pre-split Common Stock to the Company's transfer agent, American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215 (the "Transfer Agent"). To determine the number of shares of post-split Common Stock issuable to any record holder, the total number of shares represented by all of the certificates issued in the name of that record holder held in each account as set forth on the records of the Transfer Agent on the date upon which the reverse split becomes effective will be divided by 10. Upon surrender to the Transfer Agent of the share certificate(s) representing shares of pre-split Common

Stock and the applicable transfer fee, which presently is $15.00 per certificate payable by the holder, the holder will receive a share certificate representing the appropriate number of shares of post-split Common Stock. If the division described above results in a quotient which contains a fraction, the Company will round up to the nearest whole share instead of issuing a fractional share. Shareholders are not required to exchange their certificates of pre-split Common Stock for post-split Common Stock. It is anticipated that the reverse split will be effected immediately following receipt of the necessary shareholder approval.

FEDERAL INCOME TAX EFFECTS OF THE PLAN

     Holders of Common Stock will not be required to recognize any gain or loss if the reverse stock split is effected. The tax basis of the aggregate shares of post-split Common Stock received by present shareholders will be equal to the basis of the aggregate shares of the pre-split Common Stock exchanged therefor. The holding period for shares of post-split Common Stock will include the holding period of the pre-split Common Stock when calculated for purposes of taxation or sales under Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Rule 144 requires that "restricted securities," as defined in Rule 144, be held at least two years before routine sales can be made in accordance with the provisions of the Rule. Rule 144 provides that shares issued in a reverse stock split are deemed to have been held from the date of acquisition of the shares involved in the reverse stock split.

INTEREST OF CERTAIN PERSONS IN THIS PROPOSAL

     Mr. John R. Twohig, an officer and director of the Company and of Tamarine Ventures Ltd., has a substantial interest in this proposal, since approval of the reverse split is one of the conditions precedent to consummation of the proposed Share Exchange with Tamarine Ventures Ltd. See Proposal 3 below.

     Approval of the reverse split is required if the Company is to acquire Tamarine Ventures Ltd. If the reverse split is approved but Proposal 3 (to acquire Tamarine Ventures Ltd.) is not approved, the Company will not acquire
                                                                  ---
Tamarine Ventures Ltd.

RECOMMENDATION AND VOTE REQUIRED

     The Board recommends that the shareholders vote "FOR" this proposal to approve the reverse stock split. The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required for approval. See "Voting Securities and Principal Holders Thereof" above.


         PROPOSAL 3:  AUTHORIZATION TO ACQUIRE TAMARINE VENTURES LTD.

TERMS OF THE SHARE EXCHANGE

     On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). The terms of that agreement have been abandoned, and an amended and restated agreement is now in final negotiation stages. All reference to the "Agreement" herein refer to the proposed amended and restated Agreement. The Agreement provides for the issuance of 300,000 post-reverse stock split shares of Common Stock of the Company in exchange for at least 90% of the issued and outstanding common shares of Tamarine, thereby making Tamarine a subsidiary of the Company (the "Share Exchange"). It is proposed that Tamarine will operate as the marine division and subsidiary of the Company after the Share Exchange.

     If certain revenues and net profits targets are achieved by Tamarine after the Share Exchange during any four consecutive calendar quarters, the shareholders of Tamarine may be issued up to an additional 2,700,000 post-reverse split shares ("Additional Consideration") as follows: Gross revenues of $8,000,000 not later than December 31, 1997 - 700,000 shares; gross revenues of $20,000,000 not later than December 31, 1999 - 1,000,000 shares; and net after tax profits of $2,750,000 not later than December 31, 1999 - 1,000,000. If net after tax profits fall short of the $2,750,000 target, but at least $1,500,000 are achieved by December 31, 1999, the Company shall issue a proportionate amount of the 1,000,000 shares.

     The exchange rate for the exchange of shares of the common stock of Tamarine for shares of the Common Stock of the Company was determined by arm's length negotiation among the parties. Among the factors considered were the financial condition of each corporation, their future potential, and the market price of the Company's Common Stock.

TAMARINE

     Tamarine Ventures Ltd. was incorporated under the laws of Province of British Columbia on January 7, 1994, for the purpose of acquiring, developing, manufacturing, and marketing marine products. Its principal executive offices are located at 402-938 Howe Street, Vancouver, British Columbia, V6Z 1N9, Canada, where its telephone number is (604) 687-7593.

     In September 1994, Tamarine purchased limited manufacturing, marketing, and distribution rights (excluding such rights as applicable within the European Union) to two products (vessels) produced by Port Isaac Workboats of Cornwall, England, in consideration for Tamarine common stock with a deemed issue price of $750,000 Cdn. Tamarine also entered into an option agreement to acquire, for $250,000 Cdn., physical infrastructure consisting of the manufacturing shop, offices, store room, entries, a launching trailer, office fixtures, and other pieces of equipment and furnishings; the molds, drawings, and templates for the production of two more vessels; and the marketing rights to all four vessels within the European Union. Of the purchase price, $25,000 Cdn. has been paid. Tamarine must identify financing to consummate this option agreement as a condition precedent to closing the proposed Share Exchange.

     In June 1996, Tamarine entered into a Memorandum of Understanding with PT Sinar Indra Makmur of Jakarta, Indonesia, and Yayasan "Hree Dharma Shanty" of Jakarta, Indonesia, regarding the creation of a fast ferry company to operate in the Republic of Indonesia. It is proposed that the new company would be owned 42.5% by Tamarine. Tamarine would have responsibility for obtaining preliminary information about ferry terminals and for locating suitable roll-on roll-off ferries and fast ferries contemplated by this venture.

REASONS FOR THE SHARE EXCHANGE

     Management of the Company proposed the Share Exchange with Tamarine as a means of diversifying and expanding the Company's business. The Company's operations are limited to mining in North America and South America. Tamarine's existing marine operations are in England, with negotiations in Asia and the Pacific Rim.

     The Share Exchange is attractive to Tamarine because it presents Tamarine with an opportunity to become part of a publicly-traded entity. Management of Tamarine believes that this status may facilitate obtaining financing for the development of future marine operations and/or acquisitions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

     The Share Exchange is intended to constitute a tax-free "reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

ACCOUNTING TREATMENT

     For accounting purposes, the Share Exchange will be recorded using the "purchase" method of accounting. For pro forma effects of the Share Exchange upon the results of operations and financial position of the Company, see the North Lily Unaudited Pro Forma Condensed Consolidated Balance Sheet attached hereto as Exhibit C.

CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

     The Share Exchange is subject to the prior satisfaction of various conditions set forth in the Agreement, including approval of the Share Exchange by the shareholders of each corporation, the receipt of certain opinions of counsel to each corporation, and the continued accuracy of the representations and warranties, and compliance with the covenants, of each corporation set forth in the Agreement. These conditions, other than the required approval of the Agreement, may be waived by either corporation, if, in the reasonable opinion of the Board of Directors of such corporation, such waiver shall not have a materially adverse effect on the shareholders of the corporation, and the Share Exchange may proceed even if one or more of them is not satisfied. If not waived, the Share Exchange may be terminated by the nonwaiving party. No compliance or approvals in connection with federal or state regulatory requirements must be obtained in connection with the Share Exchange.


     Even if the necessary shareholder approvals are obtained from the Company's shareholders, the Company may fail to consummate the Share Exchange if certain conditions precedent are not met.

RESULTS OF THE SHARE EXCHANGE; MANAGEMENT OF THE COMPANY AFTER THE SHARE
EXCHANGE


     If the Share Exchange occurs, current Company and Tamarine shareholders will own approximately 90.9% and 9.1%, respectively, of the shares of Common Stock of the Company to be outstanding. The rights of shareholders of the Company will not otherwise be affected as a result of this transaction.

     On a pro forma basis as of March 31, 1996, the net assets of the Company and Tamarine would constitute approximately 85% and 15%, respectively, of total shareholder equity of the resulting company. See the North Lily Unaudited Pro Forma Condensed Consolidated Balance Sheet attached hereto as Exhibit C.

     After the Share Exchange, the Company will continue to be managed by the Company's existing Board of Directors. The Board of Directors is expected to elect the following persons as officers of the Company:

          President and CEO.....................  Stephen E. Flechner
          Executive Vice President and Secretary.......  W. Gene Webb
          Vice President/Maritime Operations.........  John R. Twohig
          Treasurer.....................................  Nick DeMare

VOTING AGREEMENT

     Upon the closing of the Share Exchange, it is agreed that the parties/entities entitled to become holders of a majority of the shares issuable as Additional Consideration shall enter into a voting agreement whereby they shall agree that for a three-year period, their shares of the Company's Common Stock shall be voted by voting trustees comprising a representative of the Company and a Tamarine representative.

MARKET INFORMATION

     Reference is made to the Company's Annual Report for market price information on the Company's Common Stock. Tamarine is a private company and its common stock is not traded.

     On November 16, 1995, the closing bid and ask prices for the Company's Common Stock were $.09 and $.16 per share, respectively, as quoted by NASDAQ. November 16, 1995 was the day preceding the date of the original agreement with Tamarine.

     On July 29, 1996, there were 10,419 record holders of the Company's Common Stock and as of July 29, 1996, there were 41 record holders of Tamarine's common stock.

     The Company has not paid or declared any cash dividends and does not anticipate paying dividends for the foreseeable future. It is expected that any net income will be retained by the Company for the development of its business. Tamarine has no record of paying any cash dividends on its common stock and its management has no intention of paying any such cash dividends in the foreseeable future. Neither the Company nor Tamarine is contractually precluded or otherwise restricted from paying dividends.

SELECTED FINANCIAL INFORMATION OF TAMARINE

     Reference is made to the Company's Annual Report for selected financial information. The following table sets forth selected financial data for Tamarine for its last fiscal year, and the nine-month period ended April 30, 1996. Such data should be read in conjunction with the financial statements of Tamarine appearing elsewhere herein as Exhibit B. Results for the interim period for Tamarine are not necessarily indicative of results for the full year. Per share information for Tamarine assumes 8,000,000 shares outstanding, since reduction of shares outstanding to 8,000,000 is a condition precedent to consummation of the Share Exchange. All of the dollar amounts shown have been converted to U.S. dollars.

                                            NINE MONTHS ENDED   ELEVEN MONTHS ENDED
                                             APRIL 30, 1996        JULY 31, 1995
Revenues..................................    $           -0-      $           -0-
Net loss..................................    $       184,957      $       235,694
Net loss per common share.................    $          0.02      $          0.03
Total assets..............................    $       753,151      $       628,029
Long-term debt (less current maturities)..    $           -0-      $           -0-
Book value per common share...............    $          0.07      $          0.07
Cash dividends declared...................    $           -0-      $           -0-

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table presents selected unaudited pro forma financial information giving effect to the proposed Share Exchange on the basis described in the notes to the pro forma combined condensed financial statements included elsewhere herein. The pro forma information is derived from the pro forma financial statements and should be read in conjunction with those statements. See the North Lily Unaudited Pro Forma Condensed Consolidated Balance Sheet attached hereto as Exhibit C.

     As explained in Note 3 of Notes to Pro Forma Condensed Consolidated Balance Sheet, pro forma statements of operations are not presented, pursuant to Rule 11-02(b)(1) of Regulation S-X, since no pro forma adjustments are required. Tamarine has not yet generated any revenues. It has incurred operating overhead types of expenses, resulting in losses of $184,957 and $235,694 for the nine-month period ended April 30, 1996 and eleven-month period ended July 31, 1995, respectively. Similarly, for the three months ended March 31, 1996 and fiscal year ended December 31, 1995, the Company generated no revenues from operations and incurred losses of $114,540 and $922,032, respectively.


BALANCE SHEET DATA:
                                                   MARCH 31, 1996

Current Assets.....................................  $  234,013
Current Liabilities................................  $  686,133
Working Capital....................................  $ (452,120)
Total Assets.......................................  $4,237,471
Shareholders' Equity...............................  $3,106,338

COMPARATIVE PER SHARE DATA

     The following table presents historical data for the Company and Tamarine and pro forma per share data giving effect to the Share Exchange on the basis described in the notes to the pro forma combined condensed financial statements included elsewhere herein. The table should be read in conjunction with the historical financial statements of the Company and Tamarine and the pro forma financial statements included elsewhere herein. Historical per share information for North Lily gives effect to the proposed 1-for-10 reverse stock split, since approval of the reverse stock split is necessary to effect the Share Exchange. Per share information for Tamarine assumes 8,000,000 shares outstanding, since reduction of shares outstanding to 8,000,000 is a condition precedent to consummation of the Share Exchange. The "Tamarine Equivalent" data has been determined by multiplying the "Tamarine Historical" data by 26.67, which is the number of shares of Tamarine common stock to be exchanged for each post-reverse split share of the Company's Common Stock received by the Tamarine shareholders. See the North Lily Unaudited Pro Forma Condensed Consolidated Balance Sheet attached hereto as Exhibit C.

                             NORTH LILY         TAMARINE HISTORICAL        TAMARINE
                          HISTORICAL FISCAL           ELEVEN            EQUIVALENT ELEVEN
                             YEAR ENDED             MONTHS ENDED          MONTHS ENDED          PRO FORMA
                             DECEMBER 31,           JULY 31, 1995         JULY 31, 1995         COMBINED
                                1995
Net loss...................     $ .39                   $.03                  $ .79            not provided
Cash dividends.............       --                     --                     --                  --

                              NORTH LILY         TAMARINE HISTORICAL          TAMARINE
                           HISTORICAL THREE          NINE MONTHS        EQUIVALENT NINE MONTHS
                             MONTHS ENDED           ENDED APRIL 30,         ENDED APRIL 30,     PRO FORMA
                            MARCH 31, 1996               1996                   1996            COMBINED



Net loss...................     $ .05                   $.02                  $ .62           not provided
Cash dividends.............       --                     --                     --                  --

                                                                             TAMARINE EQUIVALENT
                                 NORTH LILY MARCH       TAMARINE APRIL             APRIL 30,            PRO FORMA
                                     31, 1996              30, 1996                   1996               COMBINED

 Book value per
 share.......                          $1.03                  $.07                    $1.80                 $.95



INTEREST OF CERTAIN PERSONS IN THIS PROPOSAL


     Mr. John R. Twohig, an officer and director of the Company and of Tamarine Ventures Ltd., has a substantial interest in this proposal.

RECOMMENDATION AND VOTE REQUIRED


     Approval of the reverse split is required if the Company is to acquire Tamarine Ventures Ltd. Approval of both the reverse split (Proposal 2) and this proposal is necessary to acquire Tamarine Ventures Ltd. If either the reverse split (Proposal 2) or this proposal to acquire Tamarine Ventures Ltd. is not approved, the Company will not acquire Tamarine Ventures Ltd.

     The Board recommends that the shareholders vote "FOR" this proposal to approve the acquisition of Tamarine. The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required for approval. See "Voting Securities and Principal Holders Thereof" above.


                PROPOSAL 4:  ADOPTION OF 1996 STOCK OPTION PLAN

     The Board is requesting that the shareholders of the Company adopt the 1996 Stock Option Plan (the "Plan") reserving an aggregate of 2,750,000 shares of the Company's Common Stock (the "Available Shares") for issuance pursuant to the exercise of stock options ("Options") which may be granted to employees, officers, and directors of the Company and consultants to the Company. The Plan also provides for annual adjustment in the number of Available Shares, commencing December 31, 1996, to a number equal to 10% of the number of shares outstanding on December 31 of the preceding year or 2,750,000 shares, whichever is greater. The Plan was adopted by the Board of Directors on March 22, 1996. The Plan is designed to (i) induce qualified persons to become employees, officers, or directors of the Company; (ii) reward such persons for past services to the Company; (iii) encourage such persons to remain in the employ of the Company or associated with the Company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of business of the Company. To the extent that management personnel may be eligible to receive Options which may be granted under the Plan, management has an interest in obtaining approval of the Plan by the Company's shareholders. As of December 31, 1995, eight persons were eligible to participate in the Plan.

     The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be granted Options, the Committee has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Committee may determine which Options may be intended to qualify ("Incentive Stock Option") for special treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code") or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. See "Federal Income Tax

Consequences" below. The Committee also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the Plan. The Committee may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Committee may amend the Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements.

     The Plan provides that disinterested directors will receive automatic options grants to purchase 100,000 shares (10,000 post-reverse split shares) of the Company's Common Stock upon their initial appointment or election as directors, and on the date of each subsequent annual shareholders' meeting, which vest in 33-1/3% installments commencing on the first anniversary of the grant date. Grants to employee directors and officer/directors can be either Non-Qualified Stock Options or Incentive Stock Options, to the extent that they do not exceed the Incentive Stock Option exercise limitations, and the portion of an option to an employee director or officer/director that exceeds the dollar limitations of Code Section 422 will be treated as a Non-Qualified Stock Option. All options granted to disinterested directors will be Non-Qualified Options.

     The Committee also may construe the Plan and the provisions in the instruments evidencing options granted under the Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan. Option grants to disinterested directors are self-administering and not subject to the Committee's discretion. The Committee may not adversely affect the rights of any participant under any unexercised option or any potion thereof without the consent of such participant. This Plan will remain in effect until it is terminated by the Compensation Committee, except that no Incentive Stock Option will be granted after March 22, 2006.

     The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

     Participants in the Plan may be selected by the Committee from employees and officers of the Company and its subsidiaries and consultants to the Company and its subsidiaries. Disinterested directors receive annual automatic option grants, as described above. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Committee will take into account the duties of the respective persons, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

     Only employees of the Company and its subsidiaries, as the term "employee" is defined for the purposes of the Code will be entitled to receive Incentive Stock Options. Incentive Stock Options granted under the Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

     Each option granted under the Plan will be evidenced by a written option agreement between the Company and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the option; provided, however, that any Incentive Stock Option granted under the Plan to a person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the Plan will be at a price no less than 85% of the Fair Market Value per share on the date of grant thereof, except that the automatic stock option grants to disinterested directors will be at a price equal to the Fair Market Value per share on the date of grant. "Fair Market Value" per share as of a particular date is defined in the Plan as the last sale price of the

Company's Common Stock as reported on a national securities exchange or on the NASDAQ System or, if none, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Committee in its discretion in good faith.

     The exercise period of options granted under the Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of the Common Stock of the Company will be for no more than five years. Except in the case of options granted to disinterested directors, who comprise the Compensation Committee, the Committee will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond ten years from the date of the grant.

     To exercise an option, the optionee must pay the full exercise price in cash, in shares of Common Stock having a Fair Market Value equal to the option price or in property or in a combination of cash, shares, and property and, subject to approval of the Committee. The Committee has the sole and absolute discretion to determine whether or not property other than cash or Common Stock may be used to purchase the shares of Common Stock thereunder and, if so, to determine the value of the property received.

     An option may not be exercised unless the optionee then is an employee, officer, or director of the Company or its subsidiaries, and unless the optionee has remained continuously as an employee, officer, or director of the Company since the date of grant of the option. If the optionee ceases to be an employee, officer, or director of the Company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, officer or director of the Company. All options which are not vested to an optionee, under the conditions stated in this paragraph for which employment ceases, will immediately terminate on the date the optionee ceases employment or association.

     If an optionee dies while an employee, officer or director of the Company, or if the optionee's employment, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

     As a condition to the issuance of shares upon the exercise of an option, the Company will require the optionee to pay to the Company the amount of the Company's tax withholding liability required in connection with such exercise. The Company, to the extent permitted or required by law, may deduct a sufficient number of shares due to the optionee upon exercise of the option to allow the Company to pay such withholding taxes. The Company is not obligated to advise any optionee of the existence of any tax or the amount which the Company will be so required to withhold.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state, and local income and other tax laws.

     Incentive Stock Options. No income results to the holder of an Incentive Stock Option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the Option Shares in excess of the option exercise price will be considered a capital gain, except that, if a sale, taxable exchange, or other disposition occurs within one year after exercise of the Incentive Stock Option or two years after the grant of the Incentive Stock Option (generally considered to be a "disqualifying disposition"), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (I) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the exercise price. Any appreciation on the shares between the exercise date and the disposition will be taxed to the optionee as capital gain. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference item for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock.

     Non-Qualified Stock Options. No compensation will be realized by the optionee of a Non-Qualified Stock Option at the time it is granted. Upon the exercise of a Non-Qualified Stock Option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a Non-Qualified Stock Option by surrendering shares of the Company's Common Stock, the optionee will not recognize income or gain at the time of exercise.

     Consequences to the Company. The Company recognizes no deduction at the time of grant or exercise of an Incentive Stock Option and recognizes no deduction at the time of grant of a Non-Qualified Stock Option. The Company will recognize a deduction at the time of exercise of a Non-Qualified Stock Option on the difference between the option price and the fair market value of the shares on the date of grant. The Company also will recognize a deduction to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an Incentive Stock Option.

VESTING

     Unless otherwise specified in an optionee's agreement, options granted under the Plan to officers, officer/directors, disinterested directors who are not on the Committee, and employees will become vested with the optionee under the following schedule: 50% upon the first anniversary of the option grant and 12.5% upon each of the four three-month periods following the first anniversary.

RECOMMENDATION AND VOTE REQUIRED

     The Board recommends that the shareholders vote "FOR" this proposal to approve the 1996 Stock Option Plan. The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required for approval of the 1996 Stock Option Plan. See "Voting Securities and Principal Holders Thereof" above.

              PROPOSAL 5:  ADOPTION OF 1996 RESTRICTED STOCK PLAN

     The Board is requesting that the shareholders of the Company adopt the 1996 Restricted Stock Plan (the "Plan") reserving an aggregate of 2,750,000 shares (the "Available Shares") of the Company's Common Stock for issuance to employees, officers, and directors of the Company and consultants to the Company. The Plan also provides for annual adjustment in the number of Available Shares, commencing December 31, 1996, to a number equal to 10% of the number of shares outstanding on December 31 of the preceding year or 2,750,000 shares, whichever is greater. The Plan was adopted by the Board of Directors on March 22, 1996. The Plan is designed to (i) induce qualified persons to become employees, officers, or directors of the Company; (ii) reward such persons for past services to the Company; (iii) encourage such persons to remain in the employ of the Company or associated with the Company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of business of the Company. To the extent that management personnel may be eligible to receive shares which may be issued under the Plan, management has an interest in obtaining approval of the Plan by the Company's shareholders. As of December 31, 1995, eight persons were eligible to participate in the Plan.

     Shares issued under this Plan are "restricted" in the sense that they are subject to repurchase by the Company at cost during the vesting period.

     The Plan will be administered by the Compensation Committee of the board of Directors (the "Committee"). Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be issued shares, the Committee has the authority and discretion to determine when shares will be issued and the number of shares to be issued. The Committee also may determine the purchase price of the shares issued under the Plan, the period or periods of time during which the Company will have a right to repurchase the shares and the terms and conditions of such repurchase, and the form or forms of the instruments evidencing the issuance of shares pursuant to the Plan. The Committee may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Committee may amend the Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements.

     The Plan provides that disinterested directors will receive automatic issuances of 100,000 shares (10,000 post-reverse split shares) of the Company's Common Stock upon their initial appointment or election as directors, and on the date of each subsequent annual shareholders' meeting, which vest in 33-1/3% installments commencing on the first anniversary of the issue date.

     The Committee also may construe the Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan. Issuances to disinterested directors are self-administering and not subject to the Committee's discretion. The Committee may not adversely affect the rights of any participant under any rights previously granted without the consent of such participant. This Plan will remain in effect until it is terminated by the Compensation Committee.

     The Plan contains provisions for proportionate adjustment of the number of shares that may be issued under the Plan and the exercise price of any rights of repurchase or of first refusal under this Plan in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

     Participants in the Plan may be selected by the Committee from employees and officers of the Company and its subsidiaries and consultants to the Company and its subsidiaries. Disinterested directors receive annual automatic issuances, as described above. In determining the persons to whom shares will be issued and the number of shares to be issued, the Committee will take into account the duties of the respective persons, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

     Shares issued under the Plan will be evidenced by a written restricted stock purchase agreement between the Company and the participant. Shares issued under the Plan are transferable only if the transferee agrees to be bound by all of the terms of the Plan, including the Company's right to repurchase the shares, and only if such transfer is permissible under federal and state securities laws. To facilitate the enforcement of the restrictions on transfer, the Committee may require the holder of the shares to deliver the certificate(s) for such shares to be held in escrow during the period of restriction.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax discussion set forth below is included for general information only. Participants are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state, and local income and other tax laws.

     Section 83(a) of the Internal Revenue Code provides that the receipt of stock subject to a substantial risk of forfeiture and which is nontransferable does not result in taxable income until the restrictions lapse. At that time, the employee recognizes compensation income (taxable at the rate applicable to ordinary income) in the amount of the spread between the value of the stock and the amount, if any, the employee paid for the stock. The Company must withhold employment taxes on this income, and generally may deduct the amount the employee includes in income as an ordinary business expense.

VESTING

     Unless otherwise specified in a participant's agreement, shares issued under the Plan to officers, officer/directors, disinterested directors who are not on the Committee, and employees will become vested with the participant under the following schedule: 50% upon the first anniversary of the date of issuance and 12.5% upon each of the four three-month periods following the first anniversary.

RECOMMENDATION AND VOTE REQUIRED

     The Board recommends that the shareholders vote "FOR" this proposal to approve the 1996 Restricted Stock Plan. The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required for approval of the 1996 Restricted Stock Plan. See "Voting Securities and Principal Holders Thereof" above.


                 PROPOSAL 6:  AUTHORIZATION OF PREFERRED STOCK

     The Company proposes to amend Article IV of its Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock, no par value per share. A copy of Article IV as it would read following adoption of this proposal is included as Exhibit A to this Proxy Statement. The board of directors would be given the authority to determine the terms of the Preferred Stock, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights and preferences. No further authorization by holders of the Common Stock for the issuance of the Preferred Stock is to be obtained.

     Although no offering of Preferred Stock is contemplated in the proximate future, the current Board of Directors believes that it is desirable to have shares of Preferred Stock available for issuance. Current management has had many discussions with other parties while attempting to acquire assets and/or businesses into the Company. Shares of Preferred Stock would represent another means to acquire assets and/or businesses. The terms of the Preferred Stock could be negotiated on a transaction-by-transaction basis. It is unlikely that further authorization for the issuance of the securities by a vote of holders of the Common Stock will be solicited prior to such issuance. None of the directors or executive officers of the Company has any substantial interest, direct or indirect, in this proposal.

RECOMMENDATION AND VOTE REQUIRED

     The Board recommends that the shareholders vote "FOR" this proposal to approve the authorization of the Preferred Stock. The affirmative vote of a majority of the outstanding shares entitled to vote is required for approval. See "Voting Securities and Principal Holders Thereof" above.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand served as the independent accountants for the Company for the year ended December 31, 1995. Management of the Company intends to select such firm as the Company's independent accountants for the fiscal year ending December 31, 1996.

     A representative of Coopers & Lybrand is not expected to be present at the Annual Meeting.


                                 OTHER MATTERS

     Except for the matters referred to in the accompanying Notice of Annual Meeting, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented that is a proper subject for action by the shareholders at the meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or persons acting under the Proxy.


                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders is being mailed with this Proxy Statement. It does not contain all the information contained in the Company's Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.


     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1996, TO ANY OF THE COMPANY'S SHAREHOLDERS OF RECORD. ANY SUCH WRITTEN REQUEST MAY BE ADDRESSED TO THE CORPORATE SECRETARY, NORTH LILY MINING COMPANY, 1800 GLENARM PLACE, SUITE 210, DENVER, COLORADO 80202. THE WRITTEN REQUEST SHALL INCLUDE A GOOD FAITH REPRESENTATION THAT, AS OF AUGUST 30, 1996, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING.

                          INCORPORATION BY REFERENCE

     The Company hereby incorporates by reference the financial statements and section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Annual Report to Shareholders which is being mailed with this Proxy Statement.



                             SHAREHOLDER PROPOSALS

     Any shareholder proposing to have any appropriate matter brought before the next annual meeting of shareholders must submit such proposal in accordance with the proxy rules of the Securities and Exchange Commission. Such proposals should be sent to the Corporate North Lily Mining Company, 1800 Glenarm Place, Suite 210, Denver, Colorado 80202, for receipt no later than December 31, 1996.

                                    By order of the Board of Directors:


                                Stephen E. Flechner, President
Denver, Colorado

September 18, 1996

                                   EXHIBIT A

     If the proposal to authorize Preferred Stock is approved by the shareholders, Article IV of the Company's Articles of Incorporation would be amended to state as follows:

                                  ARTICLE IV
                                 CAPITAL STOCK
                                 -------------

          Section 1.  Classes and Shares Authorized.  The authorized capital
          ---------   -----------------------------
     stock of the corporation shall be 5,000,000 shares of Preferred Stock, no par value, and 30,000,000 shares of Common Stock, $.10 par value.

          Section 2.  Preferred Stock.
          ---------   ---------------

          Shares of Preferred Stock may be divided into such series as may be established from time to time by the Board of Directors. The Board of Directors from time to time may fix and determine the relative rights and preferences of the shares of any series so established.

          Section 3.  Common Stock.
          ---------   ------------

          (a) After the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, then, and not otherwise, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the corporation and paid out of funds legally available therefor.

          (b) In the event of voluntary or involuntary liquidation, distribution, or sale of assets, dissolution, or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by them respectively.

          (c) Except as may otherwise be required by law, each holder of the Common Stock shall have one vote in respect of each share of the Common Stock held by him on all matters voted upon by the stockholders.

          Section 4.  General Provisions.  The capital stock of the corporation
          ---------   ------------------
     may be issued for money, property, services rendered, labor done, cash advanced to or on behalf of the corporation, or for any other assets of value in accordance with an action of the Board of Directors, whose judgment as to the value of the assets received in return for said stock shall be conclusive, and said stock, when issued, shall be fully paid and nonassessable.

                                   EXHIBIT B




                            TAMARINE VENTURES LTD.

                             FINANCIAL STATEMENTS

                                 JULY 31, 1995



                                   I N D E X

                              Auditor's Report

                              Consolidated Balance Sheet

                              Consolidated Statement of Operations and Retained
                                     Earnings (Deficit)

                              Consolidated Statement of Changes in Financial Position

                              Notes to the Financial Statements

                  [LETTERHEAD OF CASSON & SHPAK APPEARS HERE]
________________________________________________________________________________


                               AUDITOR'S REPORT


To the Members of

Tamarine Ventures Ltd.

     We have examined the balance sheet of TAMARINE VENTURES LTD. as at JULY 31, 1995 and the statements of operations and retained earnings, and changes in financial position for the 11 months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1995 and the results of its operations and the changes in its cash resources for the year then ended in accordance with generally accepted accounting principles.




                                                       Chartered Accountants



August 29, 1995

TAMARINE VENTURES LTD.

CONSOLIDATED BALANCE SHEET

FOR THE 11 MONTHS ENDED JULY 31, 1995

                                  A S S E T S


                                                                           1995
                                                                           ----
Current
  Cash                                                               $   28,362
  Accounts receivable                                                    22,401
  Prepaid expenses                                                       12,000
                                                                      ---------

                                                                         62,763

Option agreement - (Note 3)                                              45,578

Capital Assets - (Note 4)                                               745,138

Incorporation costs                                                       2,838
                                                                      ---------

                                                                     $  856,317
                                                                      =========

                             L I A B I L I T I E S

Current
  Bank overdraft                                                     $   12,718
  Accounts payable and accrued liabilities                              126,792
                                                                      ---------

                                                                        139,510
                                                                      ---------

Contigencies note
  Share capital - (Note 5)                                            1,038,176
  Retained earnings (deficit)                                          (321,369)
                                                                      ---------

                                                                        716,807
                                                                      ---------

                                                                     $  856,317
                                                                      =========

Approved by the Directors:

__________________________ Director

__________________________ Director

TAMARINE VENTURES LTD.

CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

FOR THE 11 MONTHS ENDED JULY 31, 1995


                                                                          1995
                                                                          -----
                                                                    $      -
Revenue                                                               ---------

Operating expenses
  Bank charges and interest                                                 197
  Consultants                                                           116,370
  Professional fees                                                      48,086
  Management fees                                                        57,500
  Office                                                                 19,241
  Rent                                                                   16,502
  Travel                                                                 62,165
  Amortization                                                            1,308
                                                                      ---------

                                                                        321,369
                                                                      ---------

Income (loss) for the year                                             (321,369)

Retained earnings (deficit) beginning of year                              -
                                                                      ----------

Retained earnings (deficit) end of year                             $  (321,369)
                                                                      ==========


Loss per share                                                      $       .05
                                                                      ==========

TAMARINE VENTURES LTD.

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION (CASH)

FOR THE 11 MONTHS ENDED JULY 31, 1995

                                                                           1995
                                                                          -----

Operating activities
  Income (loss) for the year                                         $ (321,369)
  Amounts charged against income but requiring
    an outlay of cash:
    Amortization                                                          1,308
                                                                      ---------

                                                                       (320,061)



  Changes in non-cash working capital items                              92,391
                                                                      ---------

                                                                       (227,670)
                                                                      ---------

Investing activities
  Purchase of capital assets                                           (746,446)
  Purchase of option agreement                                          (45,578)
  Incorporation costs                                                    (2,838)
                                                                      ---------

                                                                       (794,862)
                                                                      ---------

Financing activities
  Share capital   -issued for cash                                      288,176
                  -issued for capital assets                            750,000
                                                                      ---------

                                                                      1,038,176
                                                                      ---------

Increase in cash and equivalents                                         15,644
                                                                      ---------

Cash and equivelants, end of year                                    $   15,644
                                                                      =========


Cash                                                                 $   28,362
Bank overdraft                                                          (12,718)
                                                                      ---------

                                                                     $   15,644
                                                                      =========

TAMARINE VENTURES LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE 11 MONTHS ENDED JULY 31, 1995

1.   INCORPORATION

     The Company was incorporated on January 7, 1994, under the British Columbia Companies Act for the purpose of acquiring, developing, manufacturing and marketing of marine products.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Accounting Principles
     ---------------------

     The Company prepares its accounts in accordance with accounting principles generally accepted in Canada which, as applied in these financial statements conform in all material respects with the accounting principles generally accepted in the United Kingdom. These financial statements are, unless otherwise noted, presented in Canadian $.

     Consolidation
     -------------
     These consolidated financial statements include the accounts of the Company and its subsidiaries:

                    Port Isaac Workboats Limited
                    Tamarine Limited

     Amortization
     ------------
     The Company amortizes its fixed assets using the following rates on a straight line basis. Amortization commences upon the date the Company begins usage of the asset:

                    Furniture and fixtures                  20%
                    Computer equipment                      33%
                    Molds                                    5%

     Foreign Currency Translation
     ----------------------------
     Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at rates in effect at the dates the assets were acquired or obligations incurred. Revenue and expense items are translated at the average rate for the year. The resulting gains and losses are included in operations.

     Development costs
     -----------------
     Development costs are expensed as occurred unless the development costs meet the generally accepted accounting criteria for deferral and amortization. The Company interprets these criteria on a stringent basis under which interpretation few, if any, development costs would qualify for deferral.

TAMARINE VENTURES LTD.

NOTES TO THE FINANCIAL STATEMENTS .../CONT'D

FOR THE 11 MONTHS ENDED JULY 31, 1995

2.   SIGNIFICANT ACCOUNTING POLICIES  ...CONT'D

     Continuance of Operations
     -------------------------
     These financial statements are prepared on the going concern basis which implies that the Company will continue realizing its assets and discharging its liabilities in the normal course of business. The ability to continue as a going concern is dependent upon the Company obtaining additional working capital and arranging adequate additional financing.

     Loss per Share
     --------------
     Loss per share is calculated on the basis of the weighted average number of common shares outstanding and issued for the year.

3.   AGREEMENTS

a)   Port Isaac Workboats
     --------------------
     The Company, pursuant to an asset purchase agreement with a shareholder the Company has:

          i) purchased certain vessel molds, known as the Offshore 105 and Offshore 125, plans and rights to use the designs outside of the European Economic Community for 750,000 common shares (after rollback) of the Company at a deemed value of $750,000.

          ii) signed an option agreement giving it the right to purchase the remaining business of the vendor known as Port Isaac Workboats, including leasehold interests, vessel molds known as the Offshore Dory, the Offshore 25, and upgrades to the Offshore 125, and all design and products rights (including all rights in the European Economic Community) for $250,000 Canadian of which $25,000 has been paid.

b)   Tamarine Limited
     ----------------
     The Company purchased from shareholders and directors of the Company all the issued and outstanding shares of Tamarine Limited for (Pounds)2 Sterling and a 1 1/2 % Royalty on Contracts initiated prior to the purchase and the assumption of certain liabilities of Tamarine Limited.

     The net assets acquired were:

               Accounts receiveable                         $ 22,401
                                                             =======

               Bank overdraft                               $ 12,718
               Accounts payable                                9,683
                                                             -------

                                                            $ 22,401
                                                           =========

TAMARINE VENTURES LTD.

NOTES TO THE FINANCIAL STATEMENTS .../CONT'D

FOR THE 11 MONTHS ENDED JULY 31, 1995

3.  AGREEMENTS  ...CONT'D

c)  Rhys Capital Limited
    --------------------
    The Company has signed an agreement with Rhys Capital Limited (RHYS) for Rhys to locate, initiate negotiations for, and arrange financing for the acquisition of operating companies in Australia in exchange for fees of:

          a)   Australian $173,181 payable in advance;
          b)   expenses incurred by Rhys;
          c) 5% of the total transaction payable in shares or cash, upon completion of the acquisition;
          d) 5% of the shares of Tamarine Ventures Ltd. upon successful completion of the acquisition;
          e) $17,500 support per month subsequent to completion, for ongoing market support.

    The company has agreed to issue 450,000 shares to Rhys in exchange for the expenses to be incurred by Rhys.

    The company has accrued 50,000 as payable under the contract being the estimate of amounts completed at July 31, 1995.


4.  CAPITAL ASSETS                                                    Accumulated               Net book
                                             Cost                     Amortization                Value
                                             ----                     ------------              --------
    Furniture and fixtures              $    5,700                   $       189             $     5,511
    Computers                               11,324                         1,119                  10,205
    Molds                                  729,422                           -                   729,422
                                         ---------                      ---------             ----------
                                        $  746,446                   $     1,308             $   745,138
                                         =========                      =========             ==========

5.  SHARE CAPITAL

    Authorized:  100,000,000 common shares without par value.


      Shares issued for cash at:                                      Amount                    Shares
      --------------------------                                      ------                    ------
           $ .000833                    A, B, D                      $      5,001              6,001,200
           $ .0001                         C, D                               175              1,750,000
           $ .25                           C, E                           253,000              1,012,000
           $ .50                           C, E                            30,000                 60,000
                                                                        ---------             ----------
                                                                          288,176              8,823,200

      Shares issued for assets          A, B, D                           750,000                750,000
                                                                       ----------             ----------

                                                                     $  1,038,126              9,573,200
                                                                       ==========             ==========

TAMARINE VENTURES LTD.

NOTES TO THE FINANCIAL STATEMENTS .../CONT'D

FOR THE 11 MONTHS ENDED JULY 31, 1995

5.  SHARE CAPITAL  ...CONT'D

          "A" denotes shares issued
          "B" after giving effect to a 2 to 1 rollback
          "C" shares allotted and un-issued
          "D" subject to earnout escrow agreement
          "E" subject to Pooling agreement.

6.   RELATED PARTY TRANSACTIONS

     The purchase and option agreement to acquire Port Isaac Workboats (see Note 3 [a]).

     Purchase of Tamarine Limited (see Note 3[b]).

     Management fees of $57,500 were paid to two of the Company's directors and shareholders.

     Rent and office service fees of $8,477 were paid to a former director and shareholder.

     Rent and office service fees of $6,420 were paid to a company controlled by a shareholder.

     Consultation fees and disbursements of $32,956 were accrued to two shareholders of the Company .

     Consultation fees of $16,000 were paid to a shareholder of the Company to manage Tamarine Limited.

     Accounting fees of $2,313 were paid to a company owned by a director and shareholder.

                            TAMARINE VENTURES LTD.

                         INTERIM FINANCIAL STATEMENTS

                                APRIL 30, 1996



                      (UNAUDITED - SEE NOTICE TO READER)





                                     INDEX
                                     -----

                               Notice to Reader
                               Balance Sheet
                               Statement of Loss and Deficit
                               Notes to the Financial Statements

TAMARINE VENTURES LTD.
________________________________________________________________________________
STE 402 - 938 HOWE STREET, VANCOUVER, B.C. V6Z 1N9    TEL (604)687-7593  FAX
(604)687-7278



NOTICE TO READER


     We have compiled the interim balance sheet of Tamarine Ventures Ltd. as at April 30, 1996 and interim statements of loss and deficit for the nine month period then ended for management purposes only. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned these statements may not be appropriate for their purposes.


May 25, 1996
Vancouver, B.C.

                             Tamarine Ventures Ltd

                             INTERIM BALANCE SHEET

                                April 30, 1996

                      (Unaudited - See Notice to Reader)

                                              1996                1996
                                             April 30            July 31

                                ASSETS
Current assets
 Cash                                        $    1,835          $ 28,362
 Accounts receivable                                               22,401
 Prepaid expenses                                                  12,000
                                             ----------          --------
                                                  1,835            62,763

Option Agreement                                 45,578            45,578

Deferred acquisition costs                      225,000


Capital Assets                                  749,611           745,138

Incorporation costs                               2,261             2,838
                                             ----------          --------

                                             $1,024,285           856,317
                                             ==========          ========


                                  LIABILITIES

Current liabilities
 Bank overdraft                              $                   $ 12,718
 Accounts payable and accrued liabilities       291,217           126,792
                                             ----------          --------
                                                291,217           139,510


                              SHAREHOLDERS' EQUITY


Capital stock                                 1,305,978         1,038,176
Accumulated deficit                            (572,910)         (321,369)
                                             ----------          --------
                                                733,068           716,807
                                             ----------          --------

Approved stock                                1,024,285           856,317

_________________________Director

_________________________Director


                              See Accompanying Notes

                             Tamarine Ventures Ltd.

                     INTERIM STATEMENT OF LOSS AND DEFICIT

                For the period August 1, 1995 to April 30, 1996

                       (Unaudited - See Notice to Reader)

                                     Period from              Period from
                                     August 1, 1995          August 31, 1994
                                    to April 30, 1996       to July 31, 1995
Expenses
   Consulting and filing fees       $    14,982              $   116,370
   Professional fees                     39,979                   48,086
   Management fees                       26,150                   57,500
   Office expense                        53,070                   19,438
    Rent                                  4,105                   16,502
    Travel                              113,255                   62,165
   Amortization                                                    1,308
                                    -----------              -----------

                                        251,541                  321,369


Net loss for the period                (251,541)                (321,369)
                                    -----------              -----------


Accumulated deficit
 Beginning of period                   (321,369)                (321,369)
                                    -----------              -----------


End of period                          (572,910)                (321,369)
                                    -----------              -----------


                             See Accompanying Notes

                             TAMARINE VENTURES LTD.

                   NOTES TO THE INTERIM FINANCIAL STATEMENTS
                                 April 30, 1996


                       (Unaudited - See Notice to Reader)


1.   Going concern

     These financial statements have been prepared based on the going concern basis of accounting. This basis of accounting assumes the Company will be able to realize its assets and settle its liabilities in the normal course of business. Failure of the Company to continue as a going concern may result in the realization of assets at amounts significantly different from net book value.

2.   Significant accounting policies

     Reporting currency - All amounts reported are in Canadian funds.

                                   EXHIBIT C



                         NORTH  LILY  MINING  COMPANY

                       PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET AS AT MARCH 31, 1996

                     (Unaudited - Prepared by Management)

                           NORTH LILY MINING COMPANY

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS AT MARCH 31, 1996

                     (UNAUDITED - PREPARED BY MANAGEMENT)

                                                 NORTH LILY
                                                  MINING         TAMARINE         PRO FORMA
                                                 COMPANY        VENTURES LTD.   ADJUSTMENTS                 PRO FORMA
                                                   $                 $               $                         $
                                                                                 (NOTE 3)
                                              A S S E T S
CURRENT ASSETS

Current assets:
 Cash and cash equivalents                        111,904       1,350     (11,171)           (i)         (102,083)
 Marketable securities                             52,976           -           -                          52,976
 Accounts receivable                               35,747           -           -                          35,747
 Inventory                                         43,207           -           -                          43,207
                                              ----------- -----------  ----------                    ------------
                                                  243,834       1,350     (11,171)                        234,013
Advances to Tamarine Ventures Ltd.                103,308                  22,605            (i)                -
                                                                         (125,913)           (iv)               -
Plant and equipment, net                          272,124     551,184           -                         823,308
Mineral properties, net                         3,072,693           -           -                       3,072,693
Other assets                                      107,457     200,617    (200,617)                        107,457
                                              ----------- -----------  ----------                    ------------
                                                3,799,416     753,151    (315,096)                      4,237,471
                                              =========== ===========  ==========                    ============

LIABILITIES

Current liabilities:
 Accounts payable                                 362,996     214,130      11,434            (i)
(125,913)                                                                                    (iv)         462,647
 Accrued and other liabilities                     38,000           -           -                          38,000
 Reclamation liabilities                          185,486           -           -                         185,486
                                              ----------- -----------  ----------                    ------------
                                                  586,482     214,130    (114,479)                        686,133
Due to officers                                   445,000           -           -                         445,000
                                              ----------- -----------  ----------                    ------------
                                                1,031,482     214,130    (114,479)                      1,131,133
                                              ----------- -----------  ----------                    ------------

SHAREHOLDERS' EQUITY

Common stock                                    2,820,222     960,278     300,000            (iii)
(960,278)                                                                                    (iii)      3,120,222
Additional paid-in capital                     49,143,994           -      38,404                      49,182,398
Accumulated deficit                           (48,950,479)   (421,257)    421,257            (iii)    (48,950,479)
Treasury stock                                   (267,395)          -           -                        (267,395)
Marketable securities valuation adjustment         21,592           -           -                          21,592
                                              ----------- -----------  ----------                    ------------
                                                2,767,934     539,021    (200,617)                      3,106,338
                                              ----------- -----------  ----------                    ------------
                                                3,799,416     753,151    (315,096)                      4,237,471
                                              =========== ===========  ==========                    ============

                           NORTH LILY MINING COMPANY

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS AT MARCH 31, 1996

                     (UNAUDITED - PREPARED BY MANAGEMENT)


1.   PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD.

     The Company is in the final stages of its negotiation of an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). Under the terms of the Agreement the Company will be required to effect a one new for ten old reverse stock split, whereby every ten shares of the Company's issued and outstanding shares of Common Stock will be exchanged for one share of Common Stock ("Post-Consolidated Share"). On closing, the Company will issue 300,000 Post-Consolidated Shares of the Company in exchange for all of the issued and outstanding common shares of Tamarine, thereby making Tamarine a wholly-owned subsidiary of the Company (the "Share Exchange"). The Company has also agreed to issue up to 2,700,000 additional Post-Consolidated Shares (the "Performance Shares") of its common stock to the shareholders of Tamarine, if during any four consecutive calendar quarters, Tamarine achieves any of the following:

          i) 700,000 Post-Consolidated Shares upon generating gross revenues of $8,000,000, not later than December 31, 1997;

         ii) 1,000,000 Post-Consolidated Shares upon generating gross revenues of $20,000,000, not later than December 31, 1999; and

        iii) 1,000,000 Post-Consolidated Shares upon achieving $2,750,000 in net profits, after tax, not later than December 31, 1999.

     Closing of the Share Exchange is subject to a number of conditions including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company and Tamarine.

2.   BASIS OF PRESENTATION

     The pro forma condensed balance sheet has been prepared for inclusion in the Company's annual information circular and relating to the Agreement and giving effect to the transactions described in Note 3.

     The pro forma condensed balance sheet should be read in conjunction with the audited consolidated financial statements of the Company and Tamarine and other information referred to in the annual information circular. It has been compiled from:

     (a) the unaudited condensed consolidated balance sheet of the Company as at March 31, 1996; and

     (b) the unaudited condensed consolidated balance sheet of Tamarine as at April 30, 1996, which is expressed in Canadian Dollars. The dollars have been translated into United States Dollars. At March 31, 1996, the value of the United States Dollar in terms of Canadian Dollars was $1.36.

     The acquisition of Tamarine will be accounted for as a purchase transaction. The assets and liabilities of Tamarine acquired are adjusted to their estimated fair values as described in Note 3 below.

     In the opinion of management, this pro forma condensed consolidated balance sheet includes all the adjustments necessary for fair presentation of the proposed transaction in accordance with United States generally accepted accounting principles. The pro forma condensed balance sheet is not necessarily indicative of the results of operations or the financial position that may be obtained in the future.

                           NORTH LILY MINING COMPANY

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS AT MARCH 31, 1996

                     (UNAUDITED - PREPARED BY MANAGEMENT)


3.   PRO FORMA TRANSACTIONS

     To date, Tamarine has not generated revenues and has only incurred corporate and administrative expenses. For the nine month period ended April 30, 1996, Tamarine has reported total expenses of $184,957 (Cdn.$251,541). In the opinion of management, a pro forma condensed income statement is not necessary for fair representation of the proposed transaction.

     The pro forma condensed consolidated balance sheet at March 31, 1996 has been compiled assuming the transactions occurred on March 31, 1996 and gives effect to the following:

     Prior to the Acquisition
     ------------------------

          (i) the additional advances of $22,605 by the Company to Tamarine subsequent to March 31, 1996 ($11,171 recorded by Tamarine to April 30, 1996);

         (ii) a consolidation of the issued and outstanding common stock of the Company on a one new share (the "Post-Consolidated Share") for ten old common shares;

     On Acquisition
     --------------

        (iii) the issuance of 300,000 Post-Consolidated Shares in exchange for all of the issued and outstanding common shares of Tamarine at a deemed value of $1.12 per Post-Consolidated Share (the "Acquisition"). As indicated in Note 2, the Acquisition will be accounted for using the purchase method. Details of assets and liabilities acquired are as follows:

                                                                  $

               Net assets acquired at assigned values

               Cash                                             1,350
               Non-cash working capital defiency             (214,130)
               Capital assets                                 551,184
                                                            ---------
               Total consideration                            337,054
                                                            =========

         (iv)  advances of $125,913 by the Company to Tamarine are eliminated.

4.   PERFORMANCE SHARES

     As described in Note 1, the Company may be required to issue up to 2,700,000 Performance Shares if Tamarine achieves certain performance criteria. The issuance of the Performance Shares, if any, will be recorded, when determinable, as an additional cost of the Acquisition.

                                     PROXY
                           NORTH LILY MINING COMPANY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 25, 1996

  The undersigned hereby constitutes and appoints Stephen E. Flechner and W. Gene Webb the true and lawful attorneys and proxies of the undersigned each with full power of substitution and appointment, for and in the name, place, and stead of the undersigned to act for and to vote all of the undersigned's shares of common stock of North Lily Mining Company (the "Company") at the Annual Meeting of Shareholders to be held on October 25, 1996, at 10:00 a.m., Mountain Standard Time, at the Colorado National Bank, 5th Floor, 918-17th Street, Denver, Colorado, and at any and all adjournments thereof, for the purpose of considering and acting upon:

1. ELECTION OF DIRECTORS   [_] FOR all nominees     [_] WITHHOLD AUTHORITY
                               listed below             to vote for all
                               (except as marked        nominees listed
                               to the contrary          below
                               below)

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below.)

       [_] S. Flechner     [_] T. Loud     [_] J. Twohig     [_] W. Webb

2. PROPOSAL TO APPROVE THE REVERSE STOCK SPLIT

               [_] FOR          [_] AGAINST          [_] ABSTAIN

3. PROPOSAL TO ACQUIRE TAMARINE VENTURES LTD.

               [_] FOR          [_] AGAINST          [_] ABSTAIN

4. PROPOSAL TO ADOPT 1996 STOCK OPTION PLAN

               [_] FOR          [_] AGAINST          [_] ABSTAIN


                          (Continued on reverse side)

5. PROPOSAL TO ADOPT 1996 RESTRICTED STOCK PLAN

               [_] FOR          [_] AGAINST          [_] ABSTAIN

6. PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

               [_] FOR          [_] AGAINST          [_] ABSTAIN

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, AND 6.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
Dated and signed    , 1996.


                                    ___________________________________________

                                    ___________________________________________
                                           SIGNATURE(S) OF SHAREHOLDER(S)

                                    (SIGNATURE(S) SHOULD AGREE WITH THE NAME(S)
                                    STENCILED HEREON. EXECUTORS, ADMINISTRATORS,
                                    TRUSTEES, GUARDIANS, AND ATTORNEYS SHOULD
                                    INDICATE WHEN SIGNING. ATTORNEYS SHOULD
                                    SUBMIT POWERS OF ATTORNEY.


PLEASE SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE
MEETING.                                  [_] I/WE WILL ATTEND THE MEETING.


            PROXIES MUST BE SIGNED AND DATED IN ORDER TO BE VALID.

                           NORTH LILY MINING COMPANY

                                 ANNUAL REPORT

                            REPORT TO SHAREHOLDERS


September 16, 1996

Dear Fellow Shareholder:

Since joining North Lily, we have worked toward repositioning the Company for growth. This has included disposition of unprofitable assets, elimination of most third party debt obligations, favorable disposition of pre-existing stockholder litigation (by dismissal-judgement-injunction in favor of the Company), acquisition of the San Simon (Bolivia) gold prospect, and gradual progress at the Tuina (Chile) copper project.

Now, we are providing for stockholder approval of capital structure
consolidation at the Annual Meeting of shareholders.   There are presently
nearly 30 million shares authorized and outstanding; the reverse split will reduce the outstanding shares to nearly 3 million, but will not alter the number of shares authorized for issuance, which will remain at 30 million. This one for ten reverse stock split is painful to each of us. It is important however, in order to favorably position the Company and its shares in the investment community for the purpose of seeking necessary financing for existing projects and potential acquisitions of value.

RECENT DEVELOPMENTS:
- --------------------

GOLD:   The Company's (46% held) San Simon, Bolivia gold prospect consists of
- -----                            ---------
four claim blocks aggregating 5300 hectares in the northern exposure of Precambrian rocks comprising the Bolivian Shield. Garimpeiros are conducting small scale-near surface high grade gold mining operations on adjoining claims which are held and being drilled by Eaglecrest Explorations Ltd. (who currently predict potential for a multi-million ounce open pitable gold camp). A recent Eaglecrest drill hole intersected a very encouraging 110 ft. of 0.1 ounce per ton gold, starting only 87 ft. from surface. District gold mineralization appears in west to northwest trending zones of quartz veins which are believed to trend onto or repeat on the Company's property. The Company recently conducted successful claim perfection field work, along with geologic mapping, and rock-chip and soil geochemical sampling on its property; assays and analysis are pending.

COPPER:   Earlier this month, Yuma Gold Mines Limited announced that the water
- -------
rights needed for development of the Tuina, Chile copper mine have now been
                                     -----
received from the Chilean government. International Mahogany Corp and the Company have contracted to sell a 74% aggregate interest in Tuina to Yuma, leaving the Company with a 26% participating interest. Yuma's news release of September 4, 1996 reported that a new feasibility study is nearing completion for the annual production of 40,000 metric tonnes of copper cathode at a central SX-EW plant site. Six of these forty thousand tons of copper are "to be derived from the conversion into cathodes of copper sulphate crystals produced at the Tuina solvent extraction - copper sulphate facility", according to the news release. The Company awaits documentation and accounting from Yuma.

LAND:  In Tintic, Utah, the Company is owner/lessor of mineral acreage which
- -----
yields annual rental of $75,000, requires $150,000 of annual work by the Company's lessee, and would pay a 5% NSR royalty in the event of mineral production. In addition, the Company owns 100% of several thousand acres of rolling hills susceptible to future real estate development. The acreage is located 70 miles south of Salt Lake City in the population corridor developing in that direction along Utah State Route 6. There has yet to be a sale of substantial acreage for residential or commercial construction in the vicinity. But, as the growth of Utah real estate continues to the south of Salt Lake City and Provo, sales of substantial acreage of your Company's holdings are a potential source of future income. Towards this end, the Company is initiating efforts to interest commercial or residential real estate developers in North Lily's buildable surface real estate (which includes access to power and water).

ACQUISITIONS:  The capital structure consolidation necessary for financing the
- -------------
Company, is also a requirement for accomplishing the proposed acquisition of privately held Tamarine Ventures of Canada and England. Under the leadership of Mr. John R. Twohig, Tamarine is assembling a management team that is highly experienced and well positioned to participate in current technology-driven marine industry growth and profitability, focussed on the burgeoning economies of Asia Pacific.

Tamarine has an initial production foothold of fast, inshore commercial craft in
Cornwall, England.   Tamarine is pursuing agreement and financing to acquire a
leading Australian builder of catamaran fast ferries (light weight, fast water transport of people, vehicles and cargo), for which there is a growing demand in excess of supply especially in Asia Pacific. Tamarine also is pursuing agreement and financing with a prominent Indonesian industrialist to form a new ferry and shipping company to service the growing economy of the vast Indonesian archipelago and its almost 200 million people. Due to inadequate surface and water transportation available in Indonesia, the first stage of operations would be transport of trucks, containers and new cars on ferries where trucks with cargo roll-on and roll-off. Preliminary talks with providers of ship finance for the initial ships indicate market support.

Our original agreement to acquire Tamarine was abandoned, and we are negotiating final terms of an amended agreement as described in the Proxy Statement. We believe Tamarine can provide near term cash flow and long term growth to the Company if we can achieve final acquisition agreement, shareholder approval of
        --
the acquisition in addition to the capital structure consolidation, and significant related financing.

Meanwhile, the Company is reviewing natural resource projects of merit in various jurisdictions from British Columbia to Indonesia for potential acquisition and financing, based upon the capital structure consolidation requiring shareholder approval at the Annual Meeting.

We sincerely appreciate your continued support and remain dedicated to and confident of building shareholder value. You can help by voting and mailing your proxy promptly upon receipt, and by having your shares registered in your name and delivered to your possession. This will save time and costs in soliciting proxies, and should inhibit short selling by limiting the amount of shares available to borrow in street name (not held and registered in the name of the owner) to cover short sales of shares not yet owned. We hope to frustrate such counter-productive activities by substantive project progress and shareholder communication. Please call us with any questions.



Stephen E. Flechner                                          W. Gene Webb
President & CEO                                  Executive Vice President

BUSINESS OVERVIEW

North Lily Mining Company ("NLMC") was incorporated in Utah in 1916. NLMC produced gold, silver, lead, zinc, and copper from the North Lily Mine in the Tintic Mining District of Utah from 1925 until 1949.

Tuina, Chile - Copper

The Tuina properties are held by Compania Minera Phoenix S.A., a Chilean company that is owned 41% by the Company and 59% by International Mahogany Corp. ("Mahogany") at December 31, 1995. During 1995, the Company, Mahogany and Yuma Gold Mines Limited ("Yuma") entered into a number of agreements which may result in Yuma acquiring Mahogany's interest in the Tuina properties. Yuma may also increase its ownership in the Tuina property by a further 15%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring of Tuina Ownership."

The property is located approximately 60 kilometers (37 miles) east of Calama, in Region II in the Country of Chile and consists of a total of 6,080 hectares (15,013 acres).

To date the Company has calculated a mineable tonnage of 3.5 million metric tonnes of copper ore contained in the San Jose and San Martin pits at an estimated soluble copper grade of 1.1%. The estimated stripping ratio to mine this tonnage would be 2.3 to 1.

During 1995, Yuma commissioned UM Engineering ("UM") to prepare an independent bankable feasibility study on the economics of a solvent extraction / electrowinning ("SX/EW") plant for the Tuina Project. UM delivered its report in July, 1995 (the "UM Report"). The UM Report concluded that, based on current reserves of approximately 38,000 tons of recoverable copper, a 6,000 ton per year plant could generate a rate of return of 26% and achieve payout in approximately four years. In addition, the economics of the SX/EW plant could be improved by: conducting a mining survey to increase proven reserves; obtaining other ore sources from surrounding properties; and/or decreasing the capital investment by using second hand equipment or subcontracting parts of the operation.

Activities on the Tuina Project have been curtailed pending completion of Yuma's proposed acquisition of Mahogany's 59% interest in Phoenix. Yuma is currently funding ongoing costs relating to the Tuina Project. It is expected that once this transaction closes Yuma will proceed with bringing the Tuina copper project into production. Yuma, Mahogany and Company management are reviewing and assessing alternatives to further improve the economics of the Tuina Project.

Tintic Properties, Utah - Underlying Values

The Tintic Properties, which are held 100% by the Company, are located in the Tintic Mining District, Utah and Juab Counties in the State of Utah, approximately 80 miles south of Salt Lake City. The properties comprise (1) surface and mineral rights on approximately 8,115 acres of patented lode mining claims and other patented land owned in fee simple; (2) 2,200 acres of patented land with agricultural and mineral rights; (3) city lots in Eureka, Utah, covering 21 acres; (4) 104 acres of unpatented mining claims; and (5) 20 acres without mineral rights. In addition, the Company owns 28 acres of patented lode mining claims and two unpatented lode mining claims in the Tintic Mining District, Juab County, Utah. There are currently no gold reserves identified on the properties, however deep exploration targets are renewing the interest of several companies.

On January 23, 1987, the Company entered into a ten-year mining lease with Centurion Mines Corporation, a non-affiliated mining company, covering approximately 3,109 acres. The lease, which specifically excludes the mine dumps and tailings, Silver City mill, and existing grazing leases, requires a production royalty equal to a 5% NSR. During 1991 North Lily renegotiated its mining lease. The lessee is required to make advance royalty payments of $27,500 in 1992, $27,500 in 1993, $27,500 in 1994 and $75,000 thereafter
(payments to 1996 have been received). The lessee is also required to fulfil a work commitment with respect to the leased premises at a minimum cost to lessee of $50,000 in 1992, $50,000 in 1993 and $150,000 during each succeeding year.

The property remains subject to a lease agreement with Centurion Mines Corporation who are operators of the property. Centurion Mines Corporation has advised the Company that they will be spending at least $150,000 in exploration work on the property in order to fulfil their work commitments.

Silver City Joint Venture, Utah - Gold

The joint venture property, which is owned 50% by North Lily and 50% by Mahogany, is located in Juab County, approximately 80 miles south of Salt Lake City, Utah and consists of approximately 20 acres. The Silver City Joint Venture was a project designed to extract gold and silver from a previous mine's tailings using a heap leach process. The project is now undergoing reclamation work, while considering leaching opportunities, and it is not known if the project will produce any further gold or gold equivalent.

The remaining reclamation costs have been budgeted for $440,000 of which $220,000 is the Company's share. Approximately $165,000 in state reclamation bonds have been jointly posted. After reclamation work is completed, to the satisfaction of regulatory authorities, the reclamation bonds are to be returned. Funding of reclamation work in 1996 remains a substantial burden to the Company.

San Simon, Bolivia - Gold

On April 1, 1995, the Company and Akiko Gold Resources Ltd. ("Akiko"), entered into a letter of agreement (the "San Simon Agreement") with Robert S. Friberg and Marcelo Claure Z. (jointly "Friberg/Claure") whereby Friberg/Claure agreed to acquire mineral properties located in the San Simon region of Bolivia on behalf of Akiko and the Company (collectively the "Companies"). Friberg/Claure will retain an 8% carried interest, with the Companies funding all costs and obligations on a 50/50 basis. To date Friberg/Claure have acquired four concessions (the "San Simon Property") from a third party. Friberg/Claure are to transfer the San Simon Property to a Bolivian subsidiary to be established by the Company. The Companies do not anticipate any further properties to be acquired under the San Simon Agreement. Through December 31, 1995, the Company has paid $40,338 to Friberg/Claure relating to costs incurred pursuant to the San Simon Agreement and property payments made on the San Simon Property.

The San Simon Property consists of four concessions, known as "Pedro Ricardo I" and "Pedro Ricardo II", "Machetero I" and "Machetero II" and is located in northeastern Bolivia, adjacent to the Brazilian border within the Amazon Basin, in the area of San Simon, Canton Mategua, Province of Itenez, State of Beni and consists of approximately 5,300 hectares.

There are no known gold reserves on the San Simon Property at this time.

Minimal work was performed on the San Simon Property in 1995.

The Companies are seeking a joint venture partner to help exploit the San Simon Property and have had discussion with several major mining companies. If the Companies are unable to conclude any arrangements the Companies will commence work on the San Simon Property pursuant to the terms of its agreements.

SELECTED FINANCIAL DATA

                                               1995          1994           1993          1992          1991
                                            ----------   ------------   -----------   -----------   ------------
Revenues                                             -              -   $ 1,409,836   $ 3,194,916   $ 13,134,403
Loss from continuing operations
  before extraordinary item                 $ (995,782)  $ (2,071,147)  $(6,286,733)  $(4,697,928)  $(11,929,642)
Loss before extraordinary item              $ (995,782)  $ (2,071,147)  $(6,271,619)  $(5,210,307)  $(11,934,592)
Net loss                                    $ (922,032)  $ (2,071,147)  $(6,271,619)  $(5,210,307)  $(11,934,592)
Loss per share from continuing
  operations before extraordinary item      $    (0.04)  $      (0.09)  $     (0.27)  $     (0.25)  $      (0.63)
Loss per share before extraordinary item    $    (0.04)  $      (0.09)  $     (0.27)  $     (0.25)  $      (0.63)
Net loss per share                          $    (0.04)  $      (0.09)  $     (0.27)  $     (0.28)  $      (0.63)
Total assets from continuing
  operations                                $4,201,720   $  5,105,048   $ 6,354,791   $21,049,824   $ 27,975,190
Total assets                                $4,201,720   $  5,105,048   $ 6,354,791   $22,467,197   $ 31,739,931
Non-current liabilities                     $  385,000(2)$  1,168,223(3)          -             -              -
Book value per share(1)                     $     0.12   $       0.13   $      0.22   $      0.23   $       0.58
Cash dividends declared                              -              -             -             -              -

(1)  Based on the outstanding number of shares less treasury stock.
(2) Comprises of $165,000 of unpaid 1994 salaries and $220,000 unpaid 1995 salaries to officers.
(3) Includes $354,250 of indebtedness to be settled by the issuance of Company stock, at an ascribed price of $0.30 per share, and $165,000 of unpaid salaries to officers of the Company in which the officers have the option to accept common shares of the Company, at an ascribed price of $0.30 per share.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE PROFILE AND HISTORY

North Lily was incorporated in Utah in 1916 and was a subsidiary of Anaconda Company from 1925 until 1949. During this period, the Company produced gold, silver, lead, zinc and copper from the North Lily Mine in the Tintic Mining District, Utah. From 1949 to 1987, the Company was primarily engaged in the acquisition, exploration, and development of mining properties. From 1988 to 1990, a Company subsidiary, International Mahogany Corp. ("Mahogany"), a Canadian publicly-traded mining company listed on the Toronto Stock Exchange, jointly with International Corona (Mahogany had a 70% working interest), placed the Jolu Mine in Northern Saskatchewan, Canada, into production and produced approximately 204,000 ounces of gold. In 1991, the Company and Mahogany acquired the Tuina copper property in Chile, South America. Since 1991, the Company and Mahogany have jointly been developing the Tuina copper project. The Company has also operated a small heap leach tailing recovery operation in Utah ("Silver City") which has produced approximately 33,000 ounces of gold and gold equivalent since 1988. Silver City is currently in the process of site reclamation work.

RESTRUCTURING OF TUINA OWNERSHIP

Effective April 12, 1995, the Company and Mahogany agreed to a restructuring of the ownership interest of the Tuina Project. In settlement of the Company's outstanding debt to Mahogany of $797,481, as at March 28, 1995, the Company reduced its ownership interest in Compania Minera Phoenix S.A. ("Phoenix") from 50% to 41%. The Company also agreed to terms by which the Company's remaining interest in the Tuina Project will be impacted. Subsequently, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma"). The sale to Yuma was extended on several occasions and the terms subsequently revised (the "Mahogany-Yuma Agreement").

By previous agreements entered into April 18, 1995 and August 22, 1995, on December 4, 1995 Yuma entered into a revised agreement with the Company. In summary, the Company's remaining interest in Phoenix will, subject to receipt of regulatory approvals and completion of the Mahogany-Yuma Agreement, be impacted as follows:

    i) Yuma will receive an additional 5% interest in Phoenix in exchange for funded costs and the delivery of an independent bankable feasibility study in respect of the Tuina Project;

   ii) the Company would be required to sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina Project. In addition, Yuma is required to make two further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina Project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma; and

  iii) all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, then the ownership interest will convert to a 10% net profits interest.

Since April 13, 1995, Yuma has assumed all indebtedness of Phoenix, provided funding for the preparation of the feasibility study, the costs of securing the water rights for the Tuina Project and the ongoing costs of Phoenix. These costs are partially recoverable by Yuma (the "Yuma Payments") from the Company from the proceeds to be received from the sale of the 10% interest in Phoenix, as noted in item (ii) above. Closing of the Mahogany-Yuma Agreement is subject to regulatory approval, securing the water rights for the Tuina Project by April 30, 1996 (the "Water Rights Approval Date"), and the completion by Yuma of a financing of at least U.S. $1,500,000 within 30 days of the Water Rights Approval Date.

If the Water Rights Approval Date does not occur as contemplated, Yuma may elect to terminate the Mahogany-Yuma Agreement and in such circumstances, the Company must reimburse Yuma for the Yuma Payments. The reimbursement would be payable by the Company from proceeds from the subsequent sale of its interest in the Tuina Project, or commercial production commences on the Tuina Project. If the Water Rights Approval Date occurs by May 31, 1996, and Yuma is unable to close the Yuma Purchase Agreement and Mahogany agrees to an extension of the closing, then Yuma shall lose the rights to reimbursement of the Yuma Payments.

The Company and Mahogany have an agreement in principle to conduct the activities of the Tuina Project on a joint venture basis. The Company expects to enter into a definitive joint venture and operating agreement with Yuma after closing of the Mahogany-Yuma Agreement.

The restructuring completed with Mahogany allows the Company to retain a substantial interest in the Tuina Project while eliminating the most significant debt of the Company.

DISPOSITION OF INTERNATIONAL MAHOGANY CORP.

By way of a letter agreement ("Letter Agreement") dated August 6, 1993, the Company agreed to sell its equity investment in Mahogany, which comprised an approximate 25% equity and 60% voting interest in Mahogany. Consideration received from the sale included: cash of $500,000; a non-interest bearing note in the amount of $500,000 ("Baja Note"); and 650,000 common shares of Baja Gold, Inc. ("Baja"), a Canadian publicly-traded precious metals exploration and development company listed on the Toronto Stock Exchange, and valued, for financial statement purposes, at $680,000, based on the August 6, 1993 closing stock market price of Baja.

As a result of the Company selling its equity interest in Mahogany, Mahogany's financial results were no longer consolidated with those of the Company after the sale of Mahogany on August 6, 1993.

In addition, under the terms of the Letter Agreement, Mr. Anton R. Hendriksz and Mr. Thomas L. Crom, previous Chairman of the Board and President of the Company, respectively, agreed to terminate their existing employment agreements and to provide consulting services to Mahogany and the Company for a 24-month period in consideration for certain future cash payments. The termination and consulting payments were to be shared equally by Mahogany and the Company. During 1993, the Company incurred charges of $212,500 as its share of the termination and consulting payments. As at December 31, 1994, $156,250 remained unpaid. During 1995, the Company issued 275,000 shares, at an ascribed value of $0.30 per share, in settlement of the $156,250 due to the former officers, recording an extraordinary gain of $73,750 on settlement.

RESULTS OF OPERATIONS

The Company incurred a loss of $922,032 ($0.04 per share) for the year ended December 31, 1995, compared to losses of $2,071,147 ($0.09 per share) for 1994 and $6,271,619 ($0.27 per share) for 1993. There were no revenue, no depletion and depreciation charges and no cost of sales for 1995 or 1994. The lack of revenue, depletion and depreciation charges and cost of sales during 1995 and 1994 were due to the continuation of reclamation work at the Silver City Joint Venture and the decision to suspend operations at the Tuina copper property in Chile during 1993. The Company, for the year ended 1993, had revenue of $1,409,836, depletion and depreciation costs of $504,415 and cost of sales of $2,490,296.

On August 6, 1993, the Company sold its equity investment in Mahogany. The results of Mahogany's operations are no longer included with those of the Company's after its sale. There was a significant reduction in revenue in 1993, compared to prior years, due to the winding-down of operations at the Silver City Joint Venture and the decision to suspend operations at the Tuina mine. During 1993 the Silver City operation produced 737 ounces of gold and gold equivalent at Silver City which was sold at an average price of $318 per ounce. Prior to suspending operations at Tuina, 2.0 million pounds of copper precipitate was produced and sold at an average price of $0.58 per pound of precipitates during 1993. The Company does not anticipate any revenue during 1996 from its current properties.

During 1993, the Company incurred costs of $517,303 at the Silver City property site. These costs included costs to produce the gold and gold equivalents for the year as well as site reclamation costs. At the Tuina property, the Company incurred costs of $1,972,993 to produce 2.0 million pounds of copper precipitate.

General and administrative costs for 1995 was $842,547 compared to $862,735 in 1994 and $1,721,390 in 1993. During 1995 there was a reduction in the Company's share of general and administrative costs relating to the Tuina Project, primarily due to Yuma's funding of these costs; however, the reduced costs were mainly offset by increased head office costs. As a result of the Company selling its equity investment in Mahogany in 1993, general and administrative costs for 1994 were reduced from prior years. With the change of Company management in August 1993, new Company management took certain steps to reduce ongoing Company general and administrative costs. Employment of head office staff in San Francisco was terminated. The Company's head office space in San Francisco was vacated and employment of staff in Santiago, Chile was reduced. The above measures, including the agreement with respect to the departure of the Company's previous Chairman and President, resulted in an aggregate charge to Company earnings in 1993 of $512,933 and is reflected as restructuring costs for in 1993.

The Company maintains a small exploration department which has assumed the
responsibility of reviewing and maintaining all Company properties.   Costs for
maintaining the Company's title and rights to resource properties are also included in exploration and property holding costs. During 1995, the Company spent $60,390 on exploration and property holding costs compared with $432,425 in 1994 and $430,089 in 1993.

During 1995, the Company recorded a gain of $49,500 from the disposition of certain of its mineral properties. The Company also settled its indebtedness to Mahogany by reducing its ownership interest in Phoenix from 50% to 41%. The disposition of the 9% interest in Phoenix has resulted in the elimination of the Company's indebtedness to Mahogany and a reduction of the Tuina asset by $797,481.

During 1995, Company management reviewed the carrying values of its remaining mineral properties and determined to write off the remaining $71,397 carrying value and reverse an accrual of $23,000 for anticipated property costs of its Nine Mile property, resulting in a net write off of $48,397. During 1994, Company management decided to terminate the Ashdown joint venture agreement. As a result of this decision, a write-down of $197,850 was charged against earnings in 1994. During 1993, properties with book values of $52,912 were abandoned, with a corresponding charge to earnings. In addition, in 1994 the Company recognized a $300,000 provision for diminution in value of the Nine Mile property. No provision was recognized in 1993.

As a result of steadily declining cash balances and general reduction in interest rates for funds on deposit, the Company has earned substantially lower amounts of interest since 1993. Unless the Company sells for cash one of its resource properties, the Company is not expected to earn any significant amounts of interest in future years.

Although the Company has experienced a decline in its cash balances since 1993, the Company has not relied on debt financing of any significance. Accordingly, the Company has not incurred any large interest charges for the years ended 1995 to 1993.

During 1995, the Company realized $92,628 of gains from the sale of marketable securities, proceeds from which have been utilized to meet the Company's liquidity requirements. For the year ended 1994, the Company disposed of marketable securities with a book value of $495,309 for proceeds of $665,803, realizing a gain of $170,494. For the year ended 1993, the Company disposed of marketable securities with a book value of $939,521 for proceeds of $927,639 realizing a loss of $11,882.

During 1995, the Company received $25,000 from the partial sale of the Company's mill equipment in Montana. The proceeds were credited towards the remaining scrap value. During 1994, the Company wrote-down the mill and equipment to its scrap value of $28,103, charging earnings by $371,897. During 1993, Company management wrote down the value of this mill equipment by $482,338.

On May 6, 1993, the Company sold all its shares in a subsidiary, Dragon Mining Corp., realizing a gain of $729,547 on the sale.

On August 6, 1993, the Company agreed to sell its 25% equity-owned subsidiary, Mahogany. Consideration received included cash of $500,000, a note for $500,000 and 650,000 common shares of Baja, valued at $680,000. The Company recognized a loss of $2,928,595 in 1993 on the sale of Mahogany.

During 1993, the Company's former subsidiary, Mahogany, decided to dispose of its oil and gas interests. Generally accepted accounting principles required that the Company's oil and gas interests be reported separately as discontinued operations in the Consolidated Statements of Operations. Effective June 3, 1993, Mahogany Minerals U.S. Inc., which held substantially all of the oil and gas interests, was sold for $1,200,000 resulting in a loss of $144,778. During 1993, prior to its disposal, the oil and gas operations generated earnings of $205,234. As a result the Company recorded, net of minority interest, total earnings of $15,114 related to discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

For the past three years the Company has experienced substantial losses and has continually sold non-essential Company assets to fund ongoing operations and property commitments and development. Management, in its efforts to ensure maximum fund availability, has reduced Company operating costs substantially and has deferred payment of fees for their services. The Company believes it holds properties with development potential. In order for the Company to develop its properties or property interests, the Company requires funds to pay Company overheads, pay property commitment costs and fund property development work. Resource property development is both costly and time consuming. Development of a property to a position of generating cash flow from underlying mineral sales is normally measured in years, and there is no guarantee of the property's ultimate financial success.

The Company requires funds for its future operations. Funding is traditionally provided to corporations by way of funds from ongoing company operations, funds from the issuance of company debt instruments, funds from company equity issues and funds from the sale of Company assets.

With the suspension of operations at the Tuina mine, and continuing reclamation work at Silver City, the Company does not have operations from which funds from ongoing Company operations can be accumulated. With the Company's present asset base, the Company is not able to generate funds from operations within the next two years at a minimum, except to the extent that: (a) Tuina may be brought into successful production in conjunction with the restructuring of the Tuina Project; and (b) a new project and financing may be acquired with Company stock.

Throughout 1993, 1994 and a portion of 1995, the Company did not generate sufficient funds to meet its proportionate share of costs and obligations on its joint property activities with Mahogany, its ongoing property cost commitments and its ongoing corporate expenses. During 1993, 1994 and 1995, a significant portion of the Company's capital resources was funded by advances from Mahogany. Approximately $1,215,000 and $358,258 was advanced to the Company by Mahogany during 1993 and 1994 respectively, and a further $163,546 was advanced during 1995. In December 1993, Mahogany stated that it was reluctant to fund any further Company capital requirements and in March 1994, demanded repayment of amounts due. On April 12, 1995, the Company and Mahogany agreed to the restructuring of the Tuina ownership to settle the Company's outstanding debt to Mahogany. See Restructuring of Tuina Ownership.

During 1993, in response to its increasing financial pressures, the Company sold its equity interest in Mahogany, receiving: cash of $500,000, which was utilized to reduce some of the Company's liabilities and fund the Company's joint operation costs; a promissory note in the amount of $500,000 issued by Baja, which was subsequently sold to Mahogany at face value in order to reduce the Company's obligation to Mahogany and 650,000 common shares of Baja. During 1994, the Company sold 400,000 common shares of Baja for net proceeds of $553,314. A further $112,489 net proceeds were raised from the sale of other marketable securities. Sale proceeds were used to reduce Company liabilities and help fund Company property cost commitments. During 1995, the Company sold a further 10,000 common shares of Baja and other marketable securities for net proceeds of $153,649. The proceeds were used to reduce company liabilities.

During 1994, pursuant to the issuance of promissory notes, the Company borrowed a total of $201,337 ($283,820 Cdn.) from Baja, secured by 150,000 common shares of Baja. The notes bear interest at 7% per annum. These funds were used to meet a portion of the Tuina operating costs. During 1995, the Company was advanced $74,532 (Cdn. $100,000) from a private corporation related to a director of the Company. The Company subsequently issued a promissory note and borrowed $97,167 (Cdn. $130,000) from a third party, secured by 90,000 common shares of Baja. The promissory note bears interest at 8% per annum. The funds from the promissory note were used to repay the advance from the related party and reduce Company liabilities. Subsequent to December 31, 1995, the Company sold 210,000 common shares of Baja for net proceeds of $338,576 (Cdn. $465,000). Substantially all of the funds were then used to retire all of the promissory notes and outstanding accrued interest, totalling $335,625.

In order to improve the Company's liquidity position during 1995 the Company issued 1,455,835 shares, at an ascribed price of $0.30 per share, in settlement of $510,500 of recorded indebtedness to former Company officers and related companies, recording an extraordinary gain of $73,750. Current officers of the Company have also agreed to defer repayment of indebtedness of $385,000, comprising of $165,000 of unpaid 1994 salaries ("1994 Compensation") and $220,000 of unpaid 1995 salaries ("1995 Compensation"), until January 2, 1997. The 1994 Compensation will be settled with cash, if available, or the issuance of shares of the Company, at an ascribed price of $0.30 per share. The officers have agreed to receive only a 75% portion of the 1995 Compensation in cash and the remaining 25% portion as deferred compensation. The cash portion will be paid only upon the Company completing a financing and the deferred compensation will be paid only in the event that the Company generates operating cash flow or completes a major financing. The deferred compensation may be either settled with cash or the issuance of the Company's common stock, at a predetermined price per share, at the officer's election.

The Company has reviewed its asset base and has identified those assets that are considered to be non-essential for the Company's future growth, including small Company properties in Montana with little, if any, resource potential. In order for the Company to meet its current operating obligations and property commitments, the Company is required to sell all non-essential Company assets. Company management is, therefore, reviewing all other resource properties, and may be required to sell certain of them that do not meet its investment criteria. Although the Company has received expressions of interest in some of its resource properties, it is not currently negotiating with any third party for the sale of any of its resource properties.

At December 31, 1995 the Company had a working capital deficiency of $288,906, a decrease of $201,976 from its working capital deficiency of $490,882 at December 31, 1994.

The Company reports a use of funds of $742,073 from operating activities for the year ended December 31, 1995. This compares to a use of funds of $895,353 and $2,816,949 for 1994 and 1993, respectively.

During the year ended December 31, 1995, the Company generated cash of $389,637 from its investing activities. The Company received $153,649 from the net sale of its marketable securities, $62,822 and $93,403 from the sale of mineral properties and equipment, respectively and $91,987 in net property payments. During 1994, the Company was provided cash of $334,642 from investment activities. The Company received net proceeds of $665,803 from the sale of its marketable securities. The Company used $300,017 in the exploration of its mineral properties. An additional $31,144 was used to purchase equipment. During 1993, the Company was provided cash of $1,587,023 from investment activities. The Company received cash of $500,000 from the sale of its interest in Mahogany, $927,639 from the net sale of marketable securities and investments, $400,000 from the sale of its oil and gas operations and $199,178 in property payments and foreign tax recoveries. The Company used $46,249 to acquire equipment, $300,091 to acquire marketable securities and at the time of disposition of Mahogany, Mahogany had cash of $93,439 which was no longer reflected in the consolidated results of the Company.

For the year ended December 31, 1995, the Company was provided funds of $435,997 from financing activities compared to $559,595 provided in 1994 and $195,146 provided in 1993. In 1995, the Company issued $200,000 common stock pursuant to a private placement of 1,000,000 shares, received further advances of $163,546 from Mahogany and increased its promissory notes by $107,451. The Company advanced $35,000 in contemplation of its acquisition of Tamarine Ventures Ltd. In 1994, financing activities comprised of $358,258 in net advances by Mahogany and the issuance of $201,337 in promissory notes to Baja. For the year ended December 31, 1993, subsequent to the sale of Mahogany, the Company received funds of $195,146 in advances from Mahogany.

The Company conducts its current mining and exploration activities in the United States, Chile and Bolivia. As a result, the Company is subject to certain risks, including expropriation, political instability, varying degrees of inflation and other uncertainties.

FUTURE OPERATIONS

In order to meet its obligations for operations and property agreement commitments, the Company is required to sell its non-essential assets. Remaining marketable securities will be sold and properties with little or no potential will be disposed. If the Company does not have the financial ability to develop a project on its own, future development may be done in conjunction with other parties.

Company management is currently reviewing all resource properties with the view to identifying those properties that provide the most potential for future growth of the Company. Resource properties that do not meet management's investment criteria may be disposed. The Company owns various patented mineral claims. The Company is reviewing its current ownership of its various patent mining claims as to their real estate value both in the Tintic District, Utah and the Boulder Mountains in Montana. Both of these areas are located in expanding resort developments and in the Boulder Mountain area the real estate value is approaching $200 - $300 an acre. The Tintic properties are located on the west side of Utah Lake and this area has significant potential for resort development as the east side of Utah Lake is fully developed.

The Tuina Project will remain suspended pending completion of the Mahogany-Yuma Agreement. It is expected that once this transaction closes Yuma will proceed with bringing the Tuina Project into production with the construction of an SX/EW plant facility. The Company is responsible for contributing its share of funding, of which any failure will result in a dilution of the Company's interest.

In addition, Company management is aggressively seeking joint ventures and/or acquisitions and mergers and related financing to acquire gold and other natural resource properties that fit the Company's criteria. These criteria are technical/economic likelihood of success, sufficiently advanced exploration or development status, and proximity of cash flow, if possible. Management will review projects in North and South America, Africa and Asia for attractive gold and other natural resource properties.

PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD.

On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). The Agreement provides for the issuance, at closing, of one post-reverse stock split share of Common Stock of the Company in exchange for each four common shares of Tamarine, thereby making Tamarine a wholly-owned subsidiary of the Company (the "Share Exchange"). At the closing of the Share Exchange, the Company would issue 2,000,000 post-reverse split shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange is subject to a number of conditions including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company and Tamarine.

The Agreement contemplates that Tamarine will acquire other businesses and/or companies using shares of the Company's Common Stock and asset based financing. On November 24, 1995, Tamarine executed a Business Sale Agreement (the "Cougar Acquisition") with Atlay Cat Sales and Services Pty. Ltd. ("Atlay") of Queensland, Australia, to acquire its business, known as Cougar Catamarans. Cougar Catamarans manufactures and sells boats ranging in size from 7.5 to 35 meters, which include passenger ferries, pleasure boats, scenic tour boats, fishing boats, dive boats, and patrol boats. Sales are made to countries in the Pacific Rim: Japan, Hong Kong, China, Singapore, New Zealand, the United States, Papua New Guinea, Tahid, Noumea, and the Maldives. The purchase price is $2,500,000 plus the value at closing of inventory and work in process. Of the purchase price, $500,000 is to be made in shares of the Company's Common Stock.

Subsequent to December 31, 1995, the Company issued 1,250,000 shares to Atlay as partial consideration of the Cougar Acquisition. These shares are held in escrow. Subsequent to the issuance of the shares, the Cougar Acquisition was not completed pursuant to the agreement. Tamarine and Atlay are in negotiations to revise and extend the Cougar Acquisition. There can be no assurance that the companies will be able to reach an agreement in which case these shares will be returned to the Company and held in treasury.

The Company is acquiring Tamarine in order to achieve near term operating cash flow, long term growth and access to opportunities in South East Asia. Tamarine management has expertise and relationships in the fast ferry industry and in the emerging economies of South East Asia. Entrance into the new industry of light weight aluminum fast ferries (for passengers and also for cargo) positions the Company in an expanding multi-billion dollar infrastructure industry with focus on the burgeoning economies of South East Asia, which are also producing major new mineral discoveries for the mining industry.

IMPACT OF SFAS NO. 115

Effective January 1, 1994, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", SFAS No. 115 required the Company to account for its marketable securities at market value. Unrealized gains and losses are included as a separate component of shareholders' equity as a marketable securities valuation adjustment. Previously, marketable securities were carried at the lower of their aggregate cost or market value and the unrealized losses net of unrealized gains were included in the determination of loss for the year.

IMPACT OF SFAS NO. 109

Effective January 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this new standard, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of the calculation and were not adjusted for subsequent changes in tax rates. The adoption of SFAS No. 109 did not have any impact on the consolidated financial statements.

IMPACT OF INFLATION

North Lily will be affected by inflation because market value of its potential products (gold and silver) tends to fluctuate with inflation. Other major costs should not increase at a rate in excess of inflation.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors
North Lily Mining Company:


We have audited the consolidated financial statements and the financial statement schedules of North Lily Mining Company and Subsidiaries listed in Item 14(a) of this Form 1O-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of North Lily Mining Company and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

These financial statements have been prepared on the assumption that the Company will be able to carry on as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has a working capital deficiency at December 31, 1995, losses from continuing operations for each of the three years ended December 31, 1995, and no operating cash flow to meet ongoing obligations. In addition there are certain potential liabilities which may have an adverse effect on the Company (see note 13). These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should the Company be unable to realize on its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.



                                                        COOPERS & LYBRAND L.L.P.

Oakland, California
April 17, 1996

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 1995 AND 1994
                                _______________


                                                                       1995              1994
                                                                    ----------       ----------
     ASSETS

Current assets:
 Cash and cash equivalents                                          $    122,515   $     38,954
 Marketable securities                                                   448,800        299,874
 Accounts receivable                                                      44,687         49,201
 Inventory                                                                43,207        101,750
                                                                      ----------     ----------
     Total current assets                                                659,209        489,779
Note receivable                                                           35,000              -
Plant and equipment, net                                                 278,111        461,185
Mineral properties, net                                                3,121,943      4,048,059
Other assets                                                             107,457        106,025
                                                                      ----------     ----------
     Total assets                                                     $4,201,720     $5,105,048
                                                                      ==========     ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                                   $    381,326   $    402,955
 Accrued and other liabilities                                            38,000         68,000
 Reclamation liabilities                                                 220,001        152,119
 Notes payable                                                           308,788        201,337
 Due to former officers                                                        -        156,250
                                                                    ------------   ------------
     Total current liabilities                                           948,115        980,661
Due to International Mahogany Corp.                                            -        648,973
Indebtedness to be settled with shares                                         -        354,250
Due to officers                                                          385,000        165,000
                                                                    ------------   ------------
     Total liabilities                                                 1,333,115      2,148,884
                                                                    ------------   ------------
Commitments and contingencies and going concern (Notes 1 and 13)

Shareholders' equity:
 Common stock, $0.10 par value; authorized 30,000,000 shares;
   issued 25,946,677 and 23,420,842 shares as of
   December 31, 1995 and 1994, respectively                            2,594,667      2,342,084
 Additional paid-in capital                                           48,929,549     48,545,382
 Accumulated deficit                                                 (48,835,939)   (47,913,907)
 Treasury stock, at cost, 144,830 shares
   as of December 31, 1995 and 1994                                      (17,395)       (17,395)
 Marketable securities valuation adjustment                              197,723              -
                                                                    ------------   ------------
     Total shareholders' equity                                        2,868,605      2,956,164
                                                                    ------------   ------------
     Total liabilities and shareholders' equity                     $  4,201,720   $  5,105,048
                                                                    ============   ============

 The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                    1995          1994          1993
                                                                ------------  ------------  ------------

Sales revenue                                                   $         -   $         -   $ 1,409,836
Cost of sales                                                             -             -     2,490,296
Depletion and depreciation                                                -             -       504,415
                                                                -----------   -----------   -----------
   Gross loss                                                             -             -    (1,584,875)
Operating expenses:
 General and administrative                                         842,547       862,735     1,721,390
 Exploration and property carrying costs                             60,390       432,425       430,089
 Abandonment of mineral properties                                   48,397       197,850        52,912
 Provision for diminution in value of mineral properties                  -       300,000             -
                                                                -----------   -----------   -----------
   Operating loss                                                  (951,334)   (1,793,010)   (3,789,266)
Other income (expenses):
 Interest income                                                      3,310         1,275        48,895
 Interest expense                                                   (17,242)            -       (36,233)
 Net realized gain (loss) on sale of marketable securities           92,628       170,494       (11,882)
 Gain on disposition of mineral properties                           49,500             -             -
 Write-down of mill equipment                                             -      (371,897)     (664,515)
 Gain on sale of Dragon Mining Corp.                                      -             -       729,547
 Loss on sale of International Mahogany Corp.                             -             -    (2,928,595)
 Restructuring costs                                                      -             -      (512,933)
 Other, net                                                        (172,644)      (78,009)      275,626
                                                                -----------   -----------   -----------
   Loss from continuing operations, before
     minority interest in loss of subsidiaries
     and extraordinary item                                        (995,782)   (2,071,147)   (6,889,356)
Minority interest in loss of subsidiaries                                 -             -       602,623
                                                                -----------   -----------   -----------
   Loss from continuing operations before extraordinary item       (995,782)   (2,071,147)   (6,286,733)
Earnings from discontinued operations                                     -             -        15,114
                                                                -----------   -----------   -----------
   Loss before extraordinary item                                  (995,782)   (2,071,147)   (6,271,619)
Extraordinary item - Gain on settlement
   of amounts due to former officers                                 73,750             -             -
                                                                -----------   -----------   -----------
   Net loss                                                     $  (922,032)  $(2,071,147)  $(6,271,619)
                                                                ===========   ===========   ===========

Net loss per common share:
   Loss from continuing operations before extraordinary item    $     (0.04)  $     (0.09)       $(0.27)
                                                                ===========   ===========   ===========
   Loss before extraordinary item                               $     (0.04)  $     (0.09)       $(0.27)
                                                                ===========   ===========   ===========
   Net loss                                                     $     (0.04)  $     (0.09)       $(0.27)
                                                                ===========   ===========   ===========

Weighted average common shares outstanding                       23,425,837    23,276,012    23,312,343
                                                                ===========   ===========   ===========

 The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                _______________

                                                       Common Stock       Additional
                                                 -----------------------   Paid-In       Accumulated   Treasury
                                                   Shares       Amount     Capital         Deficit       Stock
                                                 -----------  ----------  ------------  -------------  ---------
Balance, December 31, 1992                        23,234,842  $2,323,484  $48,461,682   $(39,571,141)  $(17,380)

Net loss, year ended December 31, 1993                     -           -            -     (6,271,619)         -
Common stock issued for services rendered            186,000      18,600       83,700              -          -
Common stock repurchased                                   -           -            -              -        (15)
Company stock sold by subsidiary                           -           -            -              -          -
Accumulated foreign currency
     translation adjustment                                -           -            -              -          -
                                                  ----------  ----------  -----------   ------------   --------
Balance, December 31, 1993                        23,420,842   2,342,084   48,545,382    (45,842,760)   (17,395)

Net loss, year ended December 31, 1994                     -           -            -     (2,071,147)         -
                                                  ----------  ----------  -----------   ------------   --------

Balance, December 31, 1994                        23,420,842   2,342,084   48,545,382    (47,913,907)   (17,395)

Net loss, year ended December 31, 1995                     -           -            -       (922,032)         -
Common stock issued for services rendered             70,000       7,000        7,000              -          -
Common stock issued on settlement of debt          1,455,835     145,583      291,167              -          -
Company stock issued by private placement          1,000,000     100,000      100,000              -          -
Share issue costs                                          -           -      (14,000)             -          -
Marketable securities valuation adjustment                 -           -            -              -          -
                                                  ----------  ----------  -----------   ------------   --------
Balance, December 31, 1995                        25,946,677  $2,594,667  $48,929,549   $(48,835,939)  $(17,395)
                                                  ==========  ==========  ===========   ============   ========

                                                                           Accumulated
                                                    Company   Marketable    Foreign
                                                     Stock    Securities    Currency
                                                    Held by   Valuation    Translation
                                                 Subsidiaries Adjustment   Adjustment       Total
                                                 ------------ ----------  ------------  -------------
Balance, December 31, 1992                       $(5,239,477) $        -  $  (747,479)  $  5,209,689

Net loss, year ended December 31, 1993                     -           -            -     (6,271,619)
Common stock issued for services rendered                  -           -            -        102,300
Common stock repurchased                                   -           -            -            (15)
Company stock sold by subsidiary                   5,239,477           -            -      5,239,477
Accumulated foreign currency
     translation adjustment                                -           -      747,479        747,479
                                                  ----------  ----------  -----------   ------------
Balance, December 31, 1993                                 -           -            -      5,027,311

Net loss, year ended December 31, 1994                     -           -            -     (2,071,147)
                                                  ----------  ----------  -----------   ------------

Balance, December 31, 1994                                 -           -            -      2,956,164

Net loss, year ended December 31, 1995                     -           -            -       (922,032)
Common stock issued for services rendered                  -           -            -         14,000
Common stock issued on settlement of debt                  -           -            -        436,750
Company stock issued by private placement                  -           -            -        200,000
Share issue costs                                          -           -            -        (14,000)
Marketable securities valuation adjustment                 -     197,723            -        197,723
                                                  ----------  ----------  -----------   ------------
Balance, December 31, 1995                        $        -  $  197,723  $         -   $  2,868,605
                                                  ==========  ==========  ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             ____________________

                                                                                                1995         1994          1993
                                                                                             ----------  ------------  ------------

Cash flows from operating activities:
 Net loss                                                                                    $(922,032)  $(2,071,147)  $(6,271,619)
                                                                                             ---------   -----------   -----------
 Adjustments to reconcile net loss to net cash
  provided from (used for) operating activities:
   Depletion and depreciation                                                                   49,562       129,734       504,415
   Provision for diminution in value of mineral properties                                           -       300,000             -
   Abandonment of mineral properties                                                            48,397       197,850        52,912
   Minority interest in loss of subsidiaries                                                         -             -      (557,281)
   Net realized loss (gain) on sale of marketable securities and investments                   (92,628)     (170,494)       11,882
   Gain on foreign currency transaction                                                              -             -      (534,727)
   Gain on disposition of mineral properties                                                   (49,500)            -             -
   Write-down of mill equipment                                                                      -       371,897       664,515
   Gain on sale of Dragon Mining Corp.                                                               -             -      (729,547)
   Loss on sale of International Mahogany Corp.                                                      -             -     2,928,595
   Issuance of common stock for services rendered                                                    -             -       102,300
   Indebtedness to be settled with shares                                                            -       354,250             -
   Decrease (increase) in accounts receivables                                                   4,514        12,995       (38,914)
   Decrease in inventory                                                                        58,543        49,994        73,315
   Decrease (increase) in other assets                                                          (1,432)       22,009       144,668
   Increase (decrease) in accounts payable                                                     (21,629)      128,879       405,405
   Increase (decrease) in accrued and other liabilities                                        (30,000)     (288,439)      101,644
   Increase (decrease) in reclamation liabilities                                               67,882       (97,881)      171,411
   Increase in due to former officers                                                                -             -       156,250
   Increase in due to officers                                                                 220,000       165,000             -
   Decrease in taxes payable                                                                         -             -        (2,173)
   Other items                                                                                 (73,750)            -             -
                                                                                             ---------   -----------   -----------
     Total adjustments                                                                         179,959     1,175,794     3,454,670
                                                                                             ---------   -----------   -----------
     Net cash used for operating activities                                                   (742,073)     (895,353)   (2,816,949)
                                                                                             ---------   -----------   -----------
Cash flows from investing activities:
 Acquisition and exploration of mineral properties,
   net of option payments and foreign taxes received                                            91,987      (300,017)      199,178
 Acquisition of equipment                                                                            -       (31,144)      (46,249)
 Proceeds received on sale of equipment                                                         93,403             -             -
 Proceeds from sale of marketable securities and investments                                   153,649       665,803       927,639
 Purchase of marketable securities and investments                                             (12,224)            -      (300,091)
 Proceeds from sale of mineral properties                                                       62,822             -             -
 Proceeds from sale of Company's investment in subsidiary's stock                                    -             -       500,000
   Less:  Cash disposed on sale of subsidiary                                                        -             -       (93,439)
 Proceeds from sale of discontinued operations                                                       -             -       400,000
 Purchase of treasury stock                                                                          -             -           (15)
                                                                                             ---------   -----------   -----------
     Net cash provided from investing activities                                               389,637       334,642     1,587,023
                                                                                             ---------   -----------   -----------
Cash flows from financing activities:
 Notes payable                                                                                 107,451       201,337             -
 Advances from International Mahogany Corp.                                                    163,546       358,258       195,146
 Proceeds from issuance of common stock                                                        200,000             -             -
 Note receivable                                                                               (35,000)            -             -
                                                                                             ---------   -----------   -----------
     Net cash provided from financing activities                                               435,997       559,595       195,146
                                                                                             ---------   -----------   -----------
     Net increase (decrease) in cash and cash equivalents                                       83,561        (1,116)   (1,034,780)
Cash and cash equivalents, beginning of year                                                    38,954        40,070     1,074,850
                                                                                             ---------   -----------   -----------
Cash and cash equivalents, end of year                                                       $ 122,515   $    38,954   $    40,070
                                                                                             =========   ===========   ===========

               SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION

Cash paid during the year for:
 Interest                                                                                    $       -   $     2,611   $    36,233
                                                                                             =========   ===========   ===========
 Income taxes                                                                                $       -   $         -   $         -
                                                                                             =========   ===========   ===========

     SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
                                 (see Note 14)

 The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                _______________



1. GOING CONCERN:

   During 1995, 1994, and 1993 the Company incurred net losses of $922,032, $2,071,147 and $6,271,619, respectively and at December 31, 1995 has a working capital deficiency of $288,906. During 1995 and 1994 the Company used cash in operating activities of $742,073 and $895,353, respectively.

   During 1993 the Company ceased operations at its Silver City mine and suspended mining operations at its Tuina mine (Note 8). As a result the Company has no operating cash flow to meet ongoing obligations. The Company has continually been selling non-essential Company assets to fund ongoing operations and property commitments over the past three years. The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of marketable securities or mineral properties. There can be no assurance that the Company will be able to raise the necessary financing to continue in operations or meet its liabilities as they fall due or be successful in resolving its contingent liabilities (note 13). Should the Company be unable to realize on its assets and discharge its liabilities in the normal course of business, the Company may not be able to continue in operations and the net realizable value of its assets may be materially less than the amounts recorded on the consolidated balance sheets.

   See also Notes 5(a), 6 and 16.

2. NATURE OF OPERATIONS:

   The Company is engaged in mineral activities, including exploration, extraction, processing and reclamation. The Company's principal assets are its copper mine, located in Chile, and its mineral properties, located in the United States.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of North Lily Mining Company, a Utah corporation, and all of its subsidiaries (the "Company"). The Company's significant subsidiary is Minera Northern Resources, S.A. ("Minera") (a 100% owned Chilean corporation). All significant intercompany transactions, accounts, and investments have been eliminated. See also Note 5.

   USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

   CASH EQUIVALENTS:

   The Company defines cash equivalents as all short-term, highly liquid investments with original maturity dates less than 90 days.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                               ________________


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

    MARKETABLE SECURITIES:

    Current marketable equity securities are carried at market value. Unrealized losses and gains are included as a separate component of shareholders' equity. Net realized gains and losses on security transactions are determined on the specific identification cost basis and are included in the determination of loss for the year.

    INVENTORY:

    Finished products are recorded at the lower of first-in, first-out cost or market. In-process heap leach ore, which principally includes unleached ore placed on heap leach pads, is valued at the lower of moving average production cost or net realizable value. Costs are removed from inventory on a first-in, first-out basis. Major mining and milling supplies are stated at the lower of first-in, first-out cost or market.

    PLANT AND EQUIPMENT:

    Plant and equipment is carried at cost net of write-downs. Mill and equipment are depreciated using the straight-line method over their estimated useful lives of 5 to 15 years or the units-of-production method based on estimated tons of ore reserves if the equipment is located at a producing property with a shorter economic life. Mining equipment is being depreciated using the straight-line method over their estimated useful lives of 3 to 15 years or the units-of-production method based on estimated tons of ore reserves if the equipment is located at a producing property with a shorter economic life. Office equipment and fixtures are being depreciated using the straight-line method over their estimated useful lives of 3 to 10 years. When such assets are sold or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are charged to operations. Carrying values of plant and equipment are reviewed on a regular basis and, when necessary, are written down to their estimated recoverable amount.

    MINERAL PROPERTIES:

    Direct costs related to the acquisition, exploration and development of mineral properties held or controlled by the Company are deferred on an individual property basis until viability of a property is determined. General exploration costs are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management's calculation of proven and probable reserves is based on engineering and geological estimates and financial estimates including mineral prices and operating costs. The Company depreciates its assets and accrues for reclamation on a units of production basis at each mine site over proven and probable reserves. Changes in the geological and engineering interpretation of the Company's ore bodies, mineral price and operating costs may change the Company's estimate of proven and probable reserves. It is reasonably possible that the Company's estimate of proven and probable reserves will change in the near term resulting in additional charges for depreciation and reclamation in future reporting periods. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

    Investments in joint ventures are proportionately consolidated.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________



3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

   FOREIGN CURRENCY TRANSLATION:

   Results of operations for foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting translation adjustments are recorded in currency translation adjustments in shareholders' equity. For foreign subsidiaries whose functional currency is the U.S. dollar, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are included in the results of operations.

   REVENUE FROM GOLD AND SILVER BULLION/COPPER PRECIPITATE SALES:

   Revenue from gold and silver bullion sales is recorded at the time of shipment to the refiner if sold within a normal trading cycle. The price of each shipment is based generally on the closing London bullion price on the date of shipment or at the price negotiated under forward sales contracts. Subsequent adjustments for actual sales prices and for quantity variances based on refiner weights and assays are recorded when determined.

   Revenue from copper precipitate sales is recognized at the point of transferring the copper precipitate to the buyer's warehouse in Antofagasta, Chile. The value of each shipment is based on the average New York Commodity Exchange (Comex) High Grade first position price for the month of shipment. Subsequent adjustments for actual sales prices and for quantity variances based on refiner weights and assays are recorded when determined.

   RECLAMATION COSTS:

   All of the Company's operations are subject to reclamation, site restoration and closure requirements. Post-closure reclamation, site restoration costs and closure costs for each producing mine are charged to operations over the expected life of the mine using the units of production method. Current expenditures relating to ongoing environmental and reclamation programs are expensed as incurred. The Company calculates its estimate of the ultimate reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is reasonably possible that the Company's estimate of its ultimate reclamation liability will increase in the near term due to possible changes in laws and regulations and changes in cost estimates.

   INCOME TAXES:

   Effective January 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this standard, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS No. 109 did not have any impact on the consolidated financial statements.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

   CONCENTRATION OF CREDIT RISK:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, investments in marketable securities and receivables. The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Generally, these investments mature within 90 days and therefore are subject to minimal risk. The Company sells products on credit and generally does not require collateral.

   LOSS PER COMMON SHARE:

   Loss per common share is calculated using the weighted average number of shares outstanding during the year. Loss per common share computations for each of the three years presented do not include the effect of outstanding stock options, as their effect is antidilutive.

4. DISCONTINUED OPERATIONS:

   Effective June 3, 1993, the Company's former subsidiary, International Mahogany Corp. ("Mahogany"), sold its wholly owned subsidiary, Mahogany Minerals U.S. Inc. ("Mahogany U.S."), for $1,200,000. Mahogany U.S. held substantially all of Mahogany's oil and gas interests. The sale of Mahogany U.S. resulted in a loss of $144,778 in 1993.

   The results of the oil and gas interests for 1993 have been reported separately as discontinued operations in the Consolidated Statements of Operations. Summarized results of the oil and gas operations for 1993 are as follows:

   Revenues                                                 $ 522,717
                                                            ---------
   Production costs                                            76,566
   Depletion and amortization                                 169,118
   Other expenses                                              56,214
   Other items                                                 15,585
                                                            ---------
                                                              317,483
                                                            ---------
   Earnings from discontinued
     operations before loss on sale of Mahogany U.S.          205,234
   Loss on sale of Mahogany U.S.                             (144,778)
                                                            ---------
   Earnings from discontinued operations                       60,456
   Minority interest relating to discontinued operations      (45,342)
                                                            ---------
   Total earnings related to discontinued operations        $  15,114
                                                            =========


                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


5. DISPOSITION OF INTERESTS IN SUBSIDIARY COMPANIES:

   A)  COMPANIA MINERA PHOENIX S.A.

       On April 12, 1995, the Company and Mahogany agreed to a restructuring of the ownership interest of the Tuina project. In settlement of the Company's debt to Mahogany as at March 28, 1995, the Company's ownership interest in Compania Minera Phoenix S.A. ("Phoenix") was reduced from 50% to 41%. The disposition of the 9% interest in Phoenix has resulted in the elimination of the Company's indebtedness to Mahogany and a reduction of the Tuina asset by $797,481.

       On April 14, 1995, and extended and revised on several occasions, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma") (the "Mahogany-Yuma Agreement").

       On April 18, 1995, and extended and revised on several occasions, the Company also entered into an agreement with respect to Phoenix. Pursuant to the terms of the agreement, subject to regulatory approvals and completion of the Mahogany-Yuma Agreement, the Company's remaining interest in Phoenix will be impacted, as follows:

           i) Yuma will receive an additional 5% interest in Phoenix in exchange for funded costs and the delivery of an independent bankable feasibility study in respect of the Tuina project;

          ii) the Company will sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina project. In addition, Yuma is required to make two further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma; and

         iii) all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, the ownership interest will convert to a 10% net profits interest.

       Closing of the Mahogany-Yuma Agreement is subject to regulatory approval, securing the water rights for the Tuina Project by April 30, 1996 (the "Water Rights Approval Date"), and the completion by Yuma of a financing of at least U.S. $1,500,000 within 30 days of the Water Rights Approval Date.

       If the Water Rights Approval Date does not occur as contemplated, Yuma may elect to terminate the Mahogany-Yuma Agreement and in such circumstances, the Company must reimburse Yuma for the Yuma Payments. The reimbursement would be payable by the Company from proceeds from the subsequent sale of its interest in the Tuina Project, or commercial production commences on the Tuina Project. If the Water Rights Approval Date occurs by April 30, 1996, and Yuma is unable to close the Yuma Purchase Agreement and Mahogany agrees to an extension of the closing, then Yuma shall lose the rights to reimbursement of the Yuma Payments.

       The Company and Mahogany have an agreement in principle to conduct the activities of the Tuina project on a joint venture basis. The Company expects to enter into a definitive joint venture and operating agreement with Yuma after closing of the Mahogany-Yuma Agreement.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


5. DISPOSITION OF INTERESTS IN SUBSIDIARY COMPANIES, CONTINUED:

   B)  INTERNATIONAL MAHOGANY CORP.

       During 1993, the Company sold to Baja Gold, Inc. ("Baja") the Company's equity investment in Mahogany, consisting of 4,114,958 Class B subordinate voting shares and 150,000 Class A common shares of Mahogany (collectively the "Mahogany Shares"), representing a 25.2% equity and 60.1% voting control interest. Consideration received from Baja included: cash of $500,000; a note, bearing interest at 8% per annum, issued by Baja in the amount of $500,000; and 650,000 common shares of Baja, having a fair market value of $680,000 at the date of sale of the Mahogany Shares. See also Note 12.

       As a result of the Company selling its equity interest in Mahogany, the Company's consolidated financial statements include the results of Mahogany's operations up to the date of disposition. During 1993, the Company recognized a loss on the sale of Mahogany of $2,928,595.

       The disposed net assets of Mahogany, and the computation of the loss on sale in 1993 are as follows:

       Net Assets of Mahogany
       -----------------------
           Current assets                                                   $  1,531,804
           Long-term assets                                                   12,857,716
           Liabilities                                                        (1,158,485)
           Minority interest                                                 (14,964,002)
           Company stock held                                                  5,239,477
           Accumulated foreign currency translation adjustment                 1,102,085
                                                                            ------------
                                                                            $  4,608,595
                                                                            ============

       The net asset value of Mahogany reflects the Company's original investment in Mahogany which is adjusted by the Company's proportionate share of Mahogany's operating results (increased for income and decreased for losses).

       Computation of Loss on Sale
       -------------------------------
           Proceeds on sale                                                 $  1,680,000
           Net assets of Mahogany                                              4,608,595
                                                                              ----------
                                                                              $2,928,595
                                                                              ==========

   C)  DRAGON MINING CORP.  ("DRAGON")

       During 1993, the Company sold all its shares in Dragon to a third party for consideration of $1. Dragon had no assets; however, there was a liability, including accrued interest, on account of a note payable to a former director, of $729,548. As the liabilities of Dragon are no longer included in the consolidated financial statements of the Company a gain of $729,547 was recognized in 1993 on the sale.

6. PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD.:

   On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). Under the terms of the Agreement the Company is required to effect a one new for ten old reverse stock split, whereby every ten shares of the Company's issued and outstanding shares of Common Stock will be exchanged for one share of Common Stock ("Post-Consolidated Share"), and issue, on closing, one Post-Consolidated Share of the Company in exchange for four common shares of Tamarine, thereby making Tamarine a wholly owned subsidiary of the Company (the "Share Exchange").

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


6. PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD., CONTINUED:

   At the closing of the Share Exchange, the Company would issue 2,000,000 Post-Consolidated Shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange is subject to a number of conditions including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company and Tamarine. The Agreement contemplates that Tamarine will acquire other businesses and/or companies using shares of the Company's Common Stock. On November 24, 1995, Tamarine executed a Business Sale Agreement (the "Cougar Acquisition") with Atlay Cat Sales and Services Pty. Ltd. ("Atlay") of Queensland, Australia, to acquire its business, known as Cougar Catamarans. Cougar Catamarans manufactures and sells boats, which include passenger ferries, pleasure boats, scenic tour boats, fishing boats, dive boats and patrol boats. The purchase price is $2,500,000 plus the value at closing of inventory and work in process. Of the purchase price, $500,000 can be made in shares of the Company's Common Stock.

   Closing of the Share Exchange is subject to a number of conditions, including Company shareholder and regulatory approvals. There can be no assurance that the necessary approvals will be obtained, in which case the Agreement may be amended.

   During 1995, the Company loaned Tamarine $35,000 pursuant to the issuance of a promissory note by Tamarine. The promissory note bears interest at a rate of 10% compounded semi-annually, payable at maturity. The principal and interest is payable in full on December 31, 1997. 100,000 common shares of Tamarine have been pledged as collateral.

   See also Note 16(i).

7. PLANT AND EQUIPMENT:

   Plant and equipment consist of the following at December 31, 1995 and 1994:

                                                         1995
                                    ----------------------------------------------
                                                Accumulated
                                       Cost     Depreciation  Write-down    Net
                                    ----------  ------------  ----------  --------
   Mill and equipment               $2,132,481    $1,092,966  $1,036,412  $  3,103
   Mining equipment                    586,478       354,577           -   231,901
   Office equipment and fixtures       220,898       177,791           -    43,107
                                    ----------    ----------  ----------  --------
                                    $2,939,857    $1,625,334  $1,036,412  $278,111
                                    ==========    ==========  ==========  ========


                                                        1994
                                   -----------------------------------------------
                                                Accumulated
                                       Cost     Depreciation  Write-down    Net
                                    ----------  ------------  ----------  --------
   Mill and equipment               $2,157,481    $1,092,966  $1,036,412  $ 28,103
   Mining equipment                    713,510       396,467           -   317,043
   Office equipment and fixtures       220,898       104,859           -   116,039
                                    ----------    ----------  ----------  --------
                                    $3,091,889    $1,594,292  $1,036,412  $461,185
                                    ==========    ==========  ==========  ========


                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


7. PLANT AND EQUIPMENT, CONTINUED:

   Included in mill and equipment is an idle mill facility held for sale. During 1995, the Company received $25,000 from the partial sale of the mill facility. During 1994, the Company wrote down the carrying value of the idle mill facility by $371,897.

8. MINERAL PROPERTIES:

   The Company's investment in mineral properties at December 31, 1995 and 1994 is as follows:

                                                      1995        1994
                                                   ----------  ----------
   Mineral properties                              $5,328,528  $6,180,184
       Less:    Accumulated depletion                 999,585     925,125
                Provision for diminution in value   1,207,000   1,207,000
                                                   ----------  ----------
                                                   $3,121,943  $4,048,059
                                                   ==========  ==========

 Below is a breakdown of various Company properties with their respective net carrying values at December 31, 1995 and 1994.

                                                      1995        1994
                                                   ----------  ----------
   U.S. PROPERTIES:
   ----------------
   Nine Mile                                       $        -  $   71,397
   Tintic                                           1,404,593   1,479,593
   Other                                                8,395      21,716
                                                   ----------  ----------
                                                    1,412,988   1,572,706
   CHILEAN PROPERTY:
   -----------------
   Tuina                                            1,668,617   2,475,353

   BOLIVIAN PROPERTY:
   ------------------
   San Simon                                           40,338           -
                                                   ----------  ----------
                                                   $3,121,943  $4,048,059
                                                   ==========  ==========

   During 1993 the Company's Silver City mining operation located in Utah ceased operations and commenced reclamation work. As at December 31, 1995, the Company has accrued $220,000 (1994 - $152,119) as its share of estimated net future costs to complete its share of the reclamation work.

   The Company also suspended production at its Tuina mine in Chile during 1993 due to negative cash flows. This operation is not expected to resume production until 1997 at the earliest, and requires the successful financing of the construction of a solvent extraction/electrowinning plant to produce cathode copper.

   See also Note 5(a).

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


9.  NOTES PAYABLE:

                                                                        1995      1994
                                                                      --------  --------
     Baja Gold, Inc.
       Promissory note (Cdn. $283,820), bearing interest
       at 7% per annum.
       150,000 shares of Baja has been pledged as collateral
       for the promissory note                                        $211,621  $201,337
     Other
       Promissory note (Cdn. $130,000), bearing interest
       at 8% per annum.
       90,000 shares of Baja has been pledged as collateral
       for the promissory note                                          97,167         -
                                                                      --------  --------
                                                                      $308,788  $201,337
                                                                      ========  ========

     See also Note 16(iv).

10.  TAXES:

     Pretax loss from continuing operations consists of the following:

                                                             1995         1994          1993
                                                          ----------  ------------  ------------

   United States                                          $(346,235)  $(1,517,229)  $(4,671,599)
   Foreign                                                 (265,827)     (553,918)   (2,217,757)
                                                          ---------   -----------   -----------
                                                          $(612,062)  $(2,071,147)  $(6,889,356)
                                                          =========   ===========   ===========

   The components of the foreign pretax loss from continuing operations are as follows:

                                                             1995         1994          1993
                                                          ---------   -----------   -----------

   Mahogany                                               $       -   $         -   $  (856,576)
   Minera                                                  (265,827)     (553,918)   (1,361,181)
                                                          ---------   -----------   -----------
                                                          $(265,827)  $  (553,918)  $(2,217,757)
                                                          =========   ===========   ===========

   The Company no longer has Canadian loss carryforwards due to the disposition of Mahogany in 1993 (see Note 5(b)).

   For U.S. income tax reporting purposes, the Company has net operating loss carryforwards of approximately $14,500,000 expiring from 1997 to 2010. The Chilean loss carryforwards are approximately $3,215,000. Approximately $4,452,000 of the United States losses were acquired in the merger with Cumberland Gold, and utilization of these net operating losses is restricted to a maximum of $2,900,000 annually under Internal Revenue Code Section 382. In addition, the Company has U.S. capital loss carry-forwards of approximately $27,400,000, expiring 1998. The U.S. net operating loss and the capital loss carry-forwards are limited in their availability for use in any given year. In addition, certain other limitations are placed on the utilization of the net operating losses generated by the Company's subsidiaries.

   For U.S. income tax reporting purposes, the Company has not recorded deferred tax assets as they are reduced by a valuation allowance in accordance with SFAS No. 109.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


11.  STOCK OPTION AGREEMENTS:

     1984 Incentive Stock Option Plan:

     During 1984, the shareholders approved an incentive stock option plan (the "Plan") for officers and key employees that provided for grants of options to purchase up to 300,000 shares of unregistered common stock. In 1990, the Board of Directors approved an amendment to the Plan to increase the shares available for option grants to 2,500,000. The options granted under the Plan are immediately exercisable at the fair market value of the free trading common stock on the date of grant or 110% of such value if the optionee owned more than 10% of the combined voting power of all classes of Company stock as of the grant date. The ability of the Company to grant options, pursuant to the Plan, terminated in 1995. The options expire a maximum of ten years from the date of grant.

     A summary of the Company's stock option activity is as follows:

                                                         Option
                                             Number       Price
                                            of Shares   per Share
                                           -----------  ---------
                                                            $
       Outstanding at December 31, 1992     2,412,500         .75
       Cancelled                           (2,352,500)        .75
                                           ----------
       Outstanding at December 31, 1993        60,000         .75
       Granted                              2,480,000         .20
       Cancelled                              (60,000)        .75
       Cancelled                             (225,000)        .20
                                           ----------
       Outstanding at December 31, 1994     2,255,000         .20
       Cancelled                             (282,500)        .20
                                           ----------
       Outstanding at December 31, 1995     1,972,500         .20
                                           ==========

12.  RELATED PARTY TRANSACTIONS:

     During the year ended December 31, 1995:

     . The Company was charged management, consulting, and office administration fees and salaries of $272,494 by officers and companies under significant influence of certain directors of the Company. As at December 31, 1995, $416,079 remained unpaid of which $385,000 and $31,079 have been included in due to officers and accounts payable, respectively.

     . The Company issued 1,180,835 shares of the Company in settlement of $354,250 of indebtedness. Of the amount, $315,000 were amounts owing to companies controlled by current and former officers and directors of the Company.

     . The Company was advanced $74,532 (Cdn. $100,000) by a corporation with a director who is also a director of the Company. The advance was repaid during the year. As at December 31, 1995, the accrued interest of $643 remained outstanding and was included in accounts payable.

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


12.  RELATED PARTY TRANSACTIONS, CONTINUED:

     During the year ended December 31, 1994:

     . The Company was charged management, consulting and office administration fees and salaries of $271,350 by officers and companies under significant influence of certain current and former officers of the Company. The companies also made disbursements on behalf of the Company. As at December 31, 1994, $338,905 remained unpaid. Of this amount $150,000, $165,000 and $23,905 have been included in indebtedness to be settled with shares, due to officers and accounts payable, respectively. See also Note 13(d).

      During the year ended December 31, 1993:

     . The Company was charged management, consulting and office administration fees of $106,167 by companies under significant influence of certain current directors and officers of the Company. As at December 31, 1993, $82,167 remained unpaid and has been included in accrued and other liabilities.

     . The Company was charged management, consulting and office administration fees of $144,139 by companies under significant influence of former directors and officers of the Company. As at December 31, 1993, $39,000 remained unpaid and has been included in accrued and other liabilities.

     . The Company settled $500,000 of amounts due to Mahogany by way of an assignment of a $500,000 promissory note issued by Baja (the "Baja Note"). See also Note 5(b). The Company recorded interest income of $11,778 on the Baja Note prior to the assignment.

     . As a result of a change in management, the Company incurred charges of $212,500 for a severance package negotiated with the Company's former Chairman and President. In addition, $212,500 was incurred by the Company's former subsidiary, Mahogany. These amounts have been included as part of the Company's restructuring costs. Although Mahogany's portion of the termination charge has been included in the Company's Consolidated Statements of Operations, its liabilities are no longer included in the Consolidated Balance Sheets (see Note 5(b)). As at December 31, 1994, $156,250 remained unpaid and was included in due to former officers and directors. During 1995, the Company issued 275,000 shares of the Company, at an ascribed value of $0.30 per share, to the former officers and directors in settlement of the $156,250, recording an extraordinary gain of $73,750 on settlement.

13.  COMMITMENTS AND CONTINGENCIES:

     (a) The Company has future commitments, and advance royalties payable for the base terms of certain agreements, assuming no extensions, as follows:

                                                         Total
                                                      ----------
           1996                                       $  206,400
           1997                                          224,400
           1998                                          236,400
           1999                                          937,000
                                                      ----------
                                                      $1,604,200
                                                      ==========

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


13.  COMMITMENTS AND CONTINGENCIES, CONTINUED:


         Rent expense for the years ended December 31, 1995, 1994 and 1993 was $11,928, $12,769 and $92,873, respectively.

     (b) The Tuina project is subject to a 5% in-kind royalty on gross production, with a minimum of 16 tonnes of copper per month commencing August 1, 1995. During 1994, Phoenix made a payment of $200,000. The payment represented an advance payment against which future lease payments could be offset. Since August 1995, the minimum lease payments have been partially met through application of this advance payment. Yuma has funded the remaining portion of payments due.

     (c) The Company and other third parties are subject to a multi-count claim filed with the U.S. District Court in Butte, Montana claiming that, as a result of exploration activity in the Southern Cross area, local ground water supplies have been contaminated and reduced. Despite studies prepared privately and by the Department of State Lands (Montana) in 1992 which found no evidence of earlier claims, the plaintiff continues to seek alternative legal approaches against the defendants. Initial discovery proceedings were completed in 1995. The Company believes the claims are without merit and will continue to defend itself vigorously.

     (d) As at December 31, 1995, the Company has recorded $385,000 as due to officers. The officers have agreed not to demand repayment until January 2, 1997, at which time the indebtedness may be either settled with cash, if available, or the issuance of shares of the Company.

     (e) During 1994, a former officer of the Company filed a complaint in the U.S. Superior Court in Maricopa, Arizona seeking unpaid vacation pay, together with interest thereon, treble damages, costs and attorney's fees. The Company subsequently paid the former officer $20,834 representing the Company's calculation of its share of amounts owed. However, the Company is disputing the former officer's computation of the claim and also disputes any award for treble damages. A trial date is scheduled on April 30, 1996.

14.  SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     At December 31, 1995, 1994, and 1993, non-cash investing and financing activities are as follows:

                                                                      1995    1994     1993
                                                                    --------  -----  --------
     Common stock issued on settlement of debt                      $436,750  $   -  $      -
     Exchange of mineral property interest on
         settlement of amounts due to Mahogany                       797,481      -         -
     Common stock issued for services rendered                        14,000      -   102,300
     Baja shares received on sale of Mahogany                              -      -   680,000
     Baja Note received on sale of Mahogany                                -      -   500,000
     Exchange of Baja Note on settlement of amounts due
         to Mahogany                                                       -      -   500,000
     Note receivable received on sale of discontinued operations           -      -   800,000


                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


15.  SEGMENT INFORMATION:

     The following summary represents geographic information for the Company's United States, Chilean and other operations as of and for the years ended December 31, 1995, 1994 and 1993:

                                            United States      Chile        Other       Total
                                            --------------  ------------  ---------  ------------

   1995
       Sales revenue                          $         -   $         -   $      -   $         -
       Net loss                                  (656,205)     (265,827)         -      (922,032)
       Identifiable assets                      2,201,249     1,960,133     40,338     4,201,720

   1994
       Sales revenue                          $         -   $         -   $      -   $         -
       Net loss                                (1,517,229)     (553,918)         -    (2,071,147)
       Identifiable assets                      2,249,173     2,855,875          -     5,105,048

   1993
       Sales revenue                          $   261,881   $ 1,147,955   $      -   $ 1,409,836
       Net loss                                (4,766,881)   (1,447,702)   (57,036)   (6,271,619)
       Identifiable assets                      3,538,807     2,815,984          -     6,354,791

 The following summary represents segmented information for the Company's activities as of and for the years ended December 31, 1995, 1994 and 1993:

                                                Gold                    Discontinued
                                             and Silver      Copper      Operations      Total
                                            ------------  ------------  ------------  ------------
   1995:
       Sales revenue                        $         -   $         -   $          -  $         -
       Net loss                                (656,205)     (265,827)             -     (922,032)
       Identifiable assets                    1,931,617     2,270,103              -    4,201,720
       Depletion and depreciation                 4,932        44,630              -       49,562
       Abandonment of mineral properties         48,397             -              -       48,397
       Mineral property recoveries              (47,984)      (44,791)             -      (92,775)
   1994:
       Sales revenue                        $         -   $         -   $          -  $         -
       Net loss                              (1,517,229)     (553,918)             -   (2,071,147)
       Identifiable assets                    2,249,173     2,855,875              -    5,105,048
       Depletion and depreciation                41,875        87,858              -      129,733
       Abandonment of and provision for
         mineral properties                     497,850             -              -      497,850
       Mineral property expenditures             59,819       240,198              -      300,017
   1993:
       Sales revenue                        $   261,881   $ 1,147,955   $          -  $ 1,409,836
       Net loss                              (4,884,373)   (1,447,702)        60,456   (6,271,619)
       Identifiable assets                    3,538,807     2,815,984              -    6,354,791
       Depletion and depreciation               225,414       279,001              -      504,415
       Abandonment of mineral properties         52,912             -              -       52,912
       Mineral property recoveries              (31,920)     (167,258)             -     (199,178)

                  NORTH LILY MINING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                             ____________________


15.  SEGMENT INFORMATION, CONTINUED:

     The Company did not generate any revenue during 1994 and 1995.

     The Company's 1993 consolidated revenues for gold and silver were from sales to one customer and for copper were from sales to one customer. The Company believes that the loss of any of these customers would have no material adverse impact on the Company because of the active worldwide market for gold and silver and copper.

     During 1992, the Company's gold and silver revenues were generated solely from the Silver City Joint Venture. In February 1993, the Silver City reserves were exhausted and the facility ceased operations. Residual gold leaching continued in 1993.

16.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1995, the Company:

       i) issued 1,250,000 shares, at an ascribed price of $0.20 per share, to Atlay as partial consideration of the Cougar Acquisition. These shares are held in escrow. Subsequent to the issuance of the shares, the Cougar Acquisition was not completed pursuant to the agreement. Tamarine and Atlay are in negotiations to revise and extend the Cougar Acquisition. There can be no assurance that the companies will be able to reach an agreement in which case these shares will be returned to the Company and held in treasury;

      ii) issued 450,000 shares, at an ascribed price of $0.20 per share, to a company and an individual pursuant to consulting agreements for providing various consulting and financial public relations;

     iii) completed a private placement and issued 555,556 shares, at a price of $0.18 per share, to a corporation with a director who is also a director of the Company; and

      iv) sold 210,000 shares of Baja for net cash proceeds of $338,567. The funds were then used to retire all of the notes payable and outstanding accrued interest, totalling $335,625.

ADDITIONAL SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
North Lily Mining Company
1800 Glenarm Place, Suite 210
Denver, Colorado 80202
(303) 294-0427


OFFICERS AND DIRECTORS
Stephen E. Flechner - President, Chief Executive Officer and Director
  North Lily Mining Company

W. Gene Webb - Executive Vice President, Corporate Secretary and Director North Lily Mining Company

John R. Twohig - Vice President - Corporate Development and Director
  Chairman and Chief Executive Officer, Tamarine Ventures, Ltd.

Nick DeMare - Treasurer
  President, Chase Management Ltd.

Theodore E. Loud - Director
  President, TEL Advisors Inc. of Virginia


AUDITORS
Coopers & Lybrand L.L.P.
Oakland, California


LEGAL COUNSEL
Law Offices of Fay M. Matsukage
Denver, Colorado


STOCK TRANSFER AGENT AND REGISTRAR
American Securities Transfer & Trust, Inc.
938 Quail Street, Suite 101
Lakewood, Colorado 80215


ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of North Lily Mining Company's shareholders will be held on October 25, 1996, at 10:00 a.m. at the Colorado National Bank, 5th Floor, 918 - 17th Street, Denver, Colorado.

We encourage shareholders to participate in this meeting in person or by proxy.


MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

North Lily's common stock has traded on the over-the-counter market for approximately 60 years and was included in the NASDAQ system beginning May of 1985 (symbol: NLMC). The range of high and low bid prices for each fiscal quarter during the two most recently completed fiscal years and the current fiscal year as reported on NASDAQ is as follows:

Fiscal 1995       High    Low
- ----------------  -----  -----
First quarter     $0.19  $0.12
Second quarter    $0.25  $0.12
Third quarter     $0.22  $0.12
Fourth quarter    $0.16  $0.06

Fiscal 1994       High   Low
- ----------------  -----  -----
First quarter     $0.53  $0.38
Second quarter    $0.34  $0.19
Third quarter     $0.38  $0.12
Fourth quarter    $0.25  $0.09

On July 29, 1996, the closing bid price of the common stock was $0.156 per share.

The above bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

As of July 29, 1996, there were 10,419 shareholders of record of North Lily's common stock.

North Lily has not paid or declared any cash dividends and does not anticipate paying dividends for the foreseeable future. It is expected that any net income will be retained by North Lily for the development of its business.


SEC FORM 10-K AND FORM 10-Q
Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, to any of the Company's shareholders of record. Any such written request may be addressed to the Corporate Secretary, North Lily Mining Company, 1800 Glenarm Place, Suite 210, Denver, Colorado 80202. The written request shall include a good faith representation that, as of August 30, 1996, the person making the request was the beneficial owner of Common Stock of the Company entitled to vote at the Annual Meeting.